UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Newell Rubbermaid Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 5, 2009

To the Stockholders of NEWELL RUBBERMAID INC.:

You are cordially invited to attend the annual meeting of stockholders of NEWELL RUBBERMAID INC. (the “Company”) to be held on Tuesday, May 5, 2009, at 9:00 a.m., local time at Newell Rubbermaid’s corporate headquarters, Three Glenlake Parkway, Atlanta, Georgia.

At the annual meeting, you will be asked to:

•	Elect the four directors of the Company nominated by the Board of Directors to serve for a term of three years;

•	Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year 2009; and

•	Transact such other business as may properly come before the annual meeting and any adjournment or postponement of the annual meeting.

Only stockholders of record at the close of business on March 13, 2009 may vote at the annual meeting or any adjournment or postponement thereof.

Whether or not you plan to attend the annual meeting, please act promptly to vote your shares with respect to the proposals described above. You may vote your shares by marking, signing and dating the enclosed proxy card and returning it in the postage-paid envelope provided. You also may vote your shares by telephone or through the Internet by following the instructions set forth on the proxy card. If you attend the annual meeting, you may vote your shares in person, even if you have previously submitted a proxy in writing, by telephone or through the Internet.

By Order of the Board of Directors,

Dale L. Matschullat
Senior Vice President—General Counsel & Corporate Secretary

April 3, 2009

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on

May 5, 2009—the Company’s Proxy Statement and 2008 Annual Report to Stockholders are available at

www.edocumentview.com/NWL2009

NEWELL RUBBERMAID INC.

Three Glenlake Parkway

Atlanta, Georgia 30328

PROXY STATEMENT FOR ANNUAL MEETING OF

STOCKHOLDERS TO BE HELD ON MAY 5, 2009

You are receiving this Proxy Statement and proxy card from us because you own shares of common stock of Newell Rubbermaid Inc. (the “Company”). This Proxy Statement describes the items on which the Company would like you to vote. It also gives you information so that you can make an informed voting decision. The Company first mailed this Proxy Statement and the proxy card to stockholders on or about April 3, 2009.

VOTING AT THE ANNUAL MEETING

Date, Time and Place of the Annual Meeting

The Company will hold the annual meeting at Newell Rubbermaid’s corporate headquarters, Three Glenlake Parkway, Atlanta, Georgia, at 9:00 a.m., local time, on Tuesday, May 5, 2009.

Who May Vote

Record holders of the Company’s common stock at the close of business on March 13, 2009 are entitled to notice of and to vote at the annual meeting. On the record date, approximately 279,373,521 shares of common stock were issued and eligible to vote.

Quorum for the Annual Meeting

A quorum of stockholders is necessary to take action at the annual meeting. A majority of the outstanding shares of common stock of the Company, present in person or by proxy, will constitute a quorum. Votes cast in person or by proxy at the annual meeting will be tabulated by the inspectors of election appointed for the annual meeting. The inspectors of election will determine whether a quorum is present at the annual meeting. The inspectors of election will treat instructions to withhold authority, abstentions and broker non-votes as present for purposes of determining the presence of a quorum. In the event that a quorum is not present at the annual meeting, the Company expects that the annual meeting will be adjourned to solicit additional proxies.

Votes Required

You are entitled to one vote for each share you own on the record date on each proposal to be considered at the annual meeting. A broker or other nominee may have discretionary authority to vote certain shares of common stock if the beneficial owner or other person entitled to vote those shares has not provided instructions.

Directors receiving a majority of votes cast with respect to that director’s election (number of shares voted “for” a director must exceed the number of votes cast “against” that director) will be elected as a director. Shares not present, shares not voting and shares voting “abstain” have no effect on the election of directors.

The vote required for ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year 2009 is the affirmative vote of the majority of the shares of common stock present in person or by proxy and entitled to vote at the annual meeting. With respect to the ratification of the appointment of Ernst & Young LLP, you may vote in favor of or against this item or you may abstain from voting. Any proxy marked “abstain” with respect to the ratification of the appointment of Ernst & Young LLP will have the effect of a vote against the proposal.

Please note that banks and brokers that have not received voting instructions from their clients may vote their clients’ shares on the election of directors and the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm.

How to Vote

You may attend the annual meeting and vote your shares in person. You also may choose to submit your proxies by any of the following methods:

•

Voting by Mail.    If you choose to vote by mail, simply complete the enclosed proxy card, date and sign it, and return it in the postage-paid envelope provided. Your shares will be voted in accordance with the instructions on your proxy card. If you sign your proxy card and return it without marking any voting instructions, your shares will be voted FOR the election of all director nominees, FOR the ratification of the appointment of Ernst & Young LLP, and in the discretion of the persons named as proxies on all other matters that may properly come before the annual meeting or any adjournment or postponement thereof.

•

Voting by Telephone.    You may vote your shares by telephone by calling the toll-free telephone number provided on the proxy card. Telephone voting is available 24 hours a day, and the procedures are designed to authenticate votes cast by using a personal identification number located on the proxy card. The procedures allow you to give a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you vote by telephone, you should not return your proxy card.

•

Voting by Internet.    You also may vote through the Internet by signing on to the website identified on the proxy card and following the procedures described in the website. Internet voting is available 24 hours a day, and the procedures are designed to authenticate votes cast by using a personal identification number located on the proxy card. The procedures allow you to give a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you vote by Internet, you should not return your proxy card.

If you are a stockholder whose shares are held in “street name” (i.e., in the name of a broker, bank or other record holder), you must either direct the record holder of your shares how to vote your shares or obtain a proxy, executed in your favor, from the record holder to be able to vote at the annual meeting.

This Proxy Statement is also being used to solicit voting instructions for the shares of the Company’s common stock held by the trustee of the Newell Rubbermaid Inc. 401(k) Savings and Retirement Plan for the benefit of plan participants. Participants in this plan have the right to direct the trustee regarding how to vote the shares of Company stock credited to their accounts. Unless otherwise required by law, the shares credited to each participant’s account will be voted as directed. Participants in this plan may direct the trustee by telephone, through the Internet or by completing and returning a voting card. If valid instructions are not received from a 401(k) Savings and Retirement Plan participant by April 30, 2009, a participant’s shares will be voted proportionately by the trustee in the same manner in which the trustee votes all shares for which it has received valid instructions.

How You May Revoke or Change Your Vote

You may revoke your proxy at any time before it is voted at the annual meeting by any of the following methods:

•	Submitting a later-dated proxy by mail, over the telephone or through the Internet.

•

Sending a written notice, including by facsimile, to the Corporate Secretary of the Company. You must send any written notice of a revocation of a proxy so that it is received before the taking of the vote at the annual meeting to:

Newell Rubbermaid Inc.

Three Glenlake Parkway

Atlanta, Georgia 30328

Facsimile: 1-770-677-8738

Attention: Corporate Secretary

•

Attending the annual meeting and voting in person. Your attendance at the annual meeting will not in and of itself revoke your proxy. You must also vote your shares at the annual meeting. If your shares are held in “street name” by a broker, bank or other record holder, you must obtain a proxy, executed in your favor, from the record holder to be able to vote at the annual meeting.

If you require assistance in changing or revoking your proxy, please contact the Company’s proxy solicitor, Morrow & Co., Inc., at the following address or telephone number:

Morrow & Co., Inc.

470 West Avenue

Stamford, CT 06902

Phone Number: 1-800-662-5200

Costs of Solicitation

This Proxy Statement and the accompanying proxy card are being furnished to stockholders in connection with the solicitation of proxies by the Board of Directors of the Company. The Company will pay the costs of soliciting proxies. The Company has retained Morrow & Co., Inc. to aid in the solicitation of proxies and to verify certain records related to the solicitation. The Company will pay Morrow & Co., Inc. a fee of $10,000 as compensation for its services and will reimburse it for its reasonable out-of-pocket expenses.

In addition to solicitation by mail, directors, officers and employees of the Company, at no additional compensation, may solicit proxies from stockholders by telephone, facsimile, Internet or in person. Upon request, the Company will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in sending the proxy materials to beneficial owners.

PROPOSAL 1—ELECTION OF DIRECTORS

The Company’s Board of Directors is currently comprised of 11 directors who are divided into three classes, with each class elected for a three-year term. The Board of Directors has nominated Thomas E. Clarke, Elizabeth Cuthbert-Millett, Domenico De Sole, and Steven J. Strobel for re-election as Class I directors at the annual meeting. If re-elected, Thomas E. Clarke, Elizabeth Cuthbert-Millett, Domenico De Sole, and Steven J. Strobel will serve until the annual meeting of stockholders to be held in 2012 and until their successors have been duly elected and qualified.

Proxies will be voted, unless otherwise indicated, FOR the election of the four nominees for director. All of the nominees are currently serving as directors of the Company and have consented to serve as directors if elected at this year’s annual meeting. The Company has no reason to believe that any of the nominees will be unable to serve as a director. However, should any nominee be unable to serve if elected, the Board of Directors may reduce the number of directors, or proxies may be voted for another person nominated as a substitute by the Board of Directors.

The Board of Directors unanimously recommends that you vote FOR the election of each nominee for director.

Information about the nominees and the continuing directors whose terms expire in future years is set forth below.

Name and Background	Director Since

Nominees for Class I Directors—Term Expiring in 2012

Thomas E. Clarke, age 58, has been President of New Business Ventures of Nike, Inc. (a designer, developer and marketer of footwear, apparel, equipment and accessory products) since 2001. Dr. Clarke joined Nike, Inc. in 1980. He was appointed divisional Vice President in charge of marketing in 1987, corporate Vice President in 1989, General Manager in 1990, and served as President and Chief Operating Officer from 1994 to 2000. Dr. Clarke previously held various positions with Nike, Inc., primarily in research, design, development and marketing. Dr. Clarke also serves on the Board of Directors of Starwood, Inc., a hotels and resorts company.

2003

Elizabeth Cuthbert-Millett, age 52, has been a private investor for more than five years.	1995

Domenico De Sole, age 65, has been the Chairman of Tom Ford International since 2005. Prior thereto he was President and Chief Executive Officer of Gucci Group NV, and Chairman of the Group’s Management Board, a post he held from 1995 to 2004. From 1984 to 1994, Mr. De Sole served as Chief Executive Officer of Gucci America. Prior thereto, Mr. De Sole was a partner with Patton Boggs & Blow (a law firm) from 1970 to 1984. Mr. De Sole also serves on the Board of Directors of Telecom Italia S.p.A., GAP, Inc., Ermenegildo Zegna, and is a Member of the Advisory Board of Harvard Law School.	2007

Steven J. Strobel, age 51, was Senior Vice President—Treasurer of Motorola, Inc. (a wireless and broadband communications company) from June 2007 to March 2008. He served as Motorola’s Senior Vice President—Corporate Controller from 2003 to June 2007. From 2000 to 2003, Mr. Strobel was Vice President—Finance and Treasurer for Owens Corning (a manufacturer and marketer of building material and composites systems). From 1996 to 1999, Mr. Strobel served as Owens Corning’s Vice President—Corporate Controller. From 1986 to 1996, Mr. Strobel served in a number of roles with Kraft Foods, a former division of Philip Morris Companies, Inc. (a manufacturer and marketer of consumer products). While at Kraft, he held various financial positions, including Vice President, Finance, Kraft Grocery Products Division; Vice President and Controller, Kraft USA Operations; and Chief Financial Officer, Kraft Foods Canada.

2006

Name and Background	Director Since

Class III Directors Continuing in Office—Term Expiring in 2011

Michael T. Cowhig, age 62, retired in December 2006 as President, Global Technical and Manufacturing of The Procter & Gamble Company—Gillette Global Business Unit (a manufacturer and marketer of consumer products), a post he held since October 1, 2005. Prior thereto, he held the position of President, Global Technical and Manufacturing of The Gillette Company from January 2004 to October 2005. Mr. Cowhig joined Gillette in 1968, and thereafter served in a variety of roles, including Senior Vice President, Global Manufacturing and Technical Operations—Stationery Products from 1996 to 1997, Senior Vice President, Manufacturing and Technical Operations—Grooming from 1997 to 2000, Senior Vice President, Global Supply Chain and Business Development from 2000 to 2002, and Senior Vice President, Global Manufacturing and Technical Operations from 2002 to 2004. Mr. Cowhig is also a director of CCL Industries, a global manufacturer of specialty packaging and labeling solutions for the consumer products and healthcare industries.

2005

Mark D. Ketchum, age 59, has been President & Chief Executive Officer of the Company since October 16, 2005. From 1999 to 2004, Mr. Ketchum was President, Global Baby and Family Care of The Procter & Gamble Company. Mr. Ketchum joined Procter & Gamble in 1971, and thereafter served in a variety of roles, including Vice President and General Manager—Tissue/Towel from 1990 to 1996 and President—North American Paper Sector from 1996 to 1999. Mr. Ketchum is also a director of Kraft Foods, Inc. (a global manufacturer and marketer of packaged foods and beverages).	2005

William D. Marohn, age 69, has been Chairman of the Board of the Company since May 2004. He retired in December 1998 as Vice Chairman of the Board of Whirlpool Corporation (a manufacturer and marketer of major home appliances), a post he held since February 1997. From 1992 to 1997, Mr. Marohn served as the President and Chief Operating Officer of Whirlpool Corporation. From January to October 1992, he was President of Whirlpool Europe, B.V. From 1989 to 1991, Mr. Marohn served as Executive Vice President of Whirlpool’s North American Operations, and from 1987 to March 1989 he was President of Whirlpool’s Kenmore Appliance Group. Prior to retirement, Mr. Marohn had been associated with Whirlpool since 1964.

1999

Raymond G. Viault, age 64, retired in January 2005 as Vice Chairman of General Mills, Inc. (a manufacturer and marketer of consumer food products), a post he held since 1996. From 1990 to 1996, Mr. Viault was President of Kraft Jacobs Suchard in Zurich, Switzerland. Mr. Viault was with Kraft General Foods for a total of 20 years, serving in a variety of major marketing and general management positions. Mr. Viault is also a director of VF Corp. (an apparel company), Safeway Inc. (a food and drug retailer), and Cadbury plc (a manufacturer and marketer of foods and beverages).	2002

Class II Directors Continuing in Office—Term Expiring in 2010

Scott S. Cowen, age 62, has been the President of Tulane University and Seymour S Goodman Memorial Professor of Business since 1998. From 1984 to 1998, Dr. Cowen served as Dean and Albert J. Weatherhead, III Professor of Management, Weatherhead School of Management, Case Western Reserve University. Prior to his departure in 1998, Dr. Cowen had been associated with Case Western Reserve University in various capacities since 1976. Dr. Cowen is also a director of American Greetings Corp. (a manufacturer of greeting cards and related merchandise), Forest City Enterprises (a real estate developer) and Jo-Ann Stores (an operator of retail fabric shops).

1999

Name and Background	Director Since

Cynthia A. Montgomery, age 56, is the Timken Professor of Business Administration and Chair of the Strategy Unit at the Harvard University Graduate School of Business, where she has served on the faculty since 1989. Prior thereto, Dr. Montgomery was a Professor at the Kellogg School of Management at Northwestern University from 1985 to 1989. Dr. Montgomery also serves on the Board of Directors of several Black Rock Mutual Funds, Harvard Business School Publishing and McLean Hospital.	1995

Michael A. Todman, age 51, has been President, Whirlpool North America since June 2007 and a member of the Board of Directors of Whirlpool Corporation (a manufacturer and marketer of major home appliances) since January 1, 2006. He served as President, Whirlpool International from January 2006 to June 2007 and served as Executive Vice President and President of Whirlpool Europe from October 2001 to January 2006. From March 2001 to October 2001, he served as Executive Vice President, North America of Whirlpool Corporation. From 1993 to 1999, Mr. Todman served in a number of roles at Whirlpool, including Senior Vice President, Sales and Marketing, North America; Vice President, Sears Sales and Marketing; Vice President, Product Management; Controller of North America; Vice President, Consumer Services, Whirlpool Europe; General Manager, Northern Europe; and Director, Finance, United Kingdom. Prior to joining Whirlpool, Mr. Todman held a variety of leadership positions at Wang Laboratories, Inc. and Price Waterhouse and Co.

2007

INFORMATION REGARDING BOARD OF DIRECTORS AND COMMITTEES

AND CORPORATE GOVERNANCE

General

The primary responsibility of the Board of Directors is to oversee the affairs of the Company for the benefit of the Company’s stockholders. To assist it in fulfilling its duties, the Board of Directors has delegated certain authority to the Audit Committee, the Organizational Development & Compensation Committee and the Nominating/Governance Committee. The duties and responsibilities of these standing committees are described below under “Committees.”

The Board of Directors has adopted the “Newell Rubbermaid Inc. Corporate Governance Guidelines.” The purpose of these guidelines is to ensure that the Company’s corporate governance practices enhance the Board’s ability to discharge its duties on behalf of the Company’s stockholders. The Corporate Governance Guidelines are available under the “Corporate Governance” link on the Company’s website at www.newellrubbermaid.com and may be obtained in print without charge upon written request by any stockholder to the office of the Corporate Secretary of the Company at Three Glenlake Parkway, Atlanta, Georgia 30328. The Corporate Governance Guidelines include:

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a requirement that a majority of the Board will be “independent directors,” as defined under the applicable rules of The New York Stock Exchange, Inc. (“NYSE”) and any standards adopted by the Board of Directors from time to time;

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a requirement that all members of the Audit Committee, the Organizational Development & Compensation Committee and the Nominating/Governance Committee will be “independent directors” as defined under the applicable rules of the NYSE and any standards adopted by the Board of Directors from time to time;

•	a requirement that a director submit his or her resignation to the Board for consideration in the event he or she is not elected by a majority of the votes cast in an uncontested election;

•	mandatory director retirement at the annual meeting immediately following the attainment of age 70;

•

regular executive sessions of non-management directors outside the presence of management at least four times a year, provided that if the non-management directors include one or more directors who are not “independent directors” under the applicable NYSE rules, the independent directors also will meet, outside the presence of management in executive session, at least once a year;

•	annual review of the performance of the Board and the Chairman of the Board;

•	regular review of management succession planning and annual performance reviews of the Chief Executive Officer (“CEO”); and

•

the authority of the Board to engage independent legal, financial, accounting and other advisors as it believes necessary or appropriate to assist it in the fulfillment of its responsibilities, without consulting with, or obtaining the advance approval of, any Company officer.

Over the past few years, the Board has responded to several governance issues of interest to stockholders. In 2006, the Board terminated its shareholder rights plan, or poison pill, and adopted a formal procedure in its Corporate Governance Guidelines to address and respond to successful stockholder proposals. In 2007, the Board implemented majority voting for directors, and in 2008, stockholders approved a Board-recommended proposal to eliminate supermajority voting requirements in the Company’s charter documents.

Director Independence

Pursuant to the Corporate Governance Guidelines, the Board of Directors undertook its annual review of director independence in February 2009. During this review, the Board of Directors considered whether or not each director has any material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and has otherwise complied with the requirements for independence under the applicable NYSE rules.

As a result of these reviews, the Board of Directors affirmatively determined that all of the Company’s current directors are “independent” of the Company and its management within the meaning of the applicable NYSE rules and under the standards set forth in the Corporate Governance Guidelines, with the exception of Mark D. Ketchum. Mr. Ketchum is considered an inside director because of his employment as President and CEO of the Company.

In making its independence determinations, the Board of Directors considered the following facts and circumstances relating to directors Cowhig and Viault.

Prior to his retirement on December 31, 2006, Michael T. Cowhig served as President, Global Technical and Manufacturing of the Gillette Global Business Unit (“Gillette”) of The Procter & Gamble Company. In 2006, the Company’s Office Products business segment subleased from Gillette a manufacturing facility in Santa Monica, California, as a result of the Company’s acquisition in 2000 of Gillette’s former writing instruments business. The Company exited this facility in July 2006, but the Company’s obligations under the sublease of approximately $70,000 per month remained in effect until 2013. The Company subsequently entered into an agreement with Gillette terminating the sublease. Under the terms of the agreement, Gillette has been given access to the property since July 1, 2006 and began making all payments under the master lease on the property commencing September 1, 2006. Gillette paid the Company $5 million in 2006 under the agreement, offset by approximately $320,000 of additional rent and tax payments. Mr. Cowhig recused himself from any approval of, or involvement in, the transaction, the terms of which were approved in advance by the Audit Committee of the Company’s Board of Directors. Given the absence of any involvement by Mr. Cowhig and the lack of materiality of the transaction to the Company and to Gillette as a whole, the Board concluded that Mr. Cowhig’s interest in this transaction was not material and would not influence his actions or decisions as a director of the Company, and that Mr. Cowhig therefore complies with the requirements for independence under applicable NYSE rules.

Raymond G. Viault currently serves as a director of Safeway Inc., an entity which purchases the Company’s products in the ordinary course of business. Sales by the Company to Safeway Inc. totaled $4.5 million in 2008, and such sales were made on customary terms. The Board has concluded that, under these facts and circumstances, Mr. Viault’s interest in these transactions is not material and would not influence his actions or decisions as a director of the Company, and that Mr. Viault therefore complies with the requirements for independence under applicable NYSE rules.

Meetings

The Company’s Board of Directors held eight meetings during 2008. All directors attended at least 75% of the Board meetings and meetings of Board committees on which they served. Under the Company’s Corporate Governance Guidelines, each director is expected to attend the annual meeting of the Company’s stockholders. All of the directors, with the exception of Domenico De Sole, attended the 2008 annual meeting of stockholders. Mr. De Sole was previously committed to another obligation and was unable to attend.

The Company’s non-management directors held five meetings during 2008 separately in executive session without any members of management present. The Company’s Corporate Governance Guidelines provide that the presiding director at each such session is the Chairman of the Board or lead director, or in his or her absence, the person the Chairman of the Board or lead director so appoints. The Chairman of the Board currently presides over executive sessions of the non-management directors.

Committees

The Board of Directors has an Audit Committee, an Organizational Development & Compensation Committee and a Nominating/Governance Committee.

Audit Committee.    The Audit Committee, whose Chair is Dr. Cowen and whose other current members are Mr. Cowhig, Mr. De Sole, Mr. Strobel and Mr. Todman, met ten times during 2008. The Board of Directors has affirmatively determined that each current member of the Audit Committee is an “independent director” within the meaning of the applicable U.S. Securities and Exchange Commission (“SEC”) regulations, the applicable NYSE rules and the Company’s Corporate Governance Guidelines.

Further, the Board of Directors has affirmatively determined that each of Dr. Cowen, Mr. Strobel and Mr. Todman is qualified as an “audit committee financial expert” within the meaning of the applicable SEC regulations.

The Audit Committee assists the Board of Directors in fulfilling its fiduciary obligations to oversee:

•	the integrity of the Company’s financial statements;

•	the Company’s compliance with legal and regulatory requirements;

•	the qualifications and independence of the Company’s independent registered public accounting firm;

•	the performance of the Company’s internal audit function and independent registered public accounting firm; and

•	the Company’s overall risk management profile and the Company’s process for assessing significant business risks.

In addition, the Audit Committee:

•	is directly responsible for the appointment, compensation, retention and oversight of the work of the Company’s independent registered public accounting firm;

•

has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls and auditing matters, including procedures for confidential, anonymous submission by employees of concerns regarding questionable accounting or audit matters; and

•	has the authority to engage independent counsel and other advisors as it deems necessary to carry out its duties.

Organizational Development & Compensation Committee.    The Organizational Development & Compensation Committee, whose Chair is Dr. Clarke and whose other current members are Mr. Cowhig, Ms. Cuthbert-Millett, Mr. Todman and Mr. Viault, met six times during 2008. The Board of Directors has affirmatively determined that each member of the Organizational Development & Compensation Committee is an “independent director” within the meaning of the applicable NYSE rules and the Company’s Corporate Governance Guidelines.

The Organizational Development & Compensation Committee is principally responsible for:

•	assisting the independent directors in evaluating the CEO’s performance and fixing the CEO’s compensation;

•	making recommendations to the Board with respect to non-CEO compensation, incentive-compensation plans, equity based plans and director compensation; and

•	assisting the Board in management succession planning.

Additional information on the Organizational Development & Compensation Committee’s processes and procedures for the consideration and determination of executive and director compensation is addressed below under the caption “Executive Compensation—Compensation Discussion and Analysis.”

Nominating/Governance Committee.    The Nominating/Governance Committee, whose Chair is Dr. Montgomery and whose other current members are Dr. Clarke, Ms. Cuthbert-Millett and Mr. Viault, met seven times during 2008. The Board of Directors has affirmatively determined that each member of the Nominating/Governance Committee is an “independent director” within the meaning of the applicable NYSE rules and the Company’s Corporate Governance Guidelines.

The Nominating/Governance Committee is principally responsible for:

•	identifying and recommending to the Board of Directors candidates for nomination or appointment as directors;

•	reviewing and recommending to the Board of Directors appointments to Board committees;

•	developing and recommending to the Board of Directors corporate governance guidelines for the Company and any changes to those guidelines;

•

reviewing, from time to time, the Company’s Code of Business Conduct and Ethics and certain other policies and programs intended to promote compliance by the Company with its legal and ethical obligations, and recommending to the Board of Directors any changes to the Company’s Code of Business Conduct and Ethics and such policies and programs; and

•	overseeing the Board of Directors’ annual evaluation of its own performance.

Each of the Audit Committee, the Nominating/Governance Committee and the Organizational Development & Compensation Committee acts under a written charter that is available under the “Corporate Governance” link on the Company’s website at www.newellrubbermaid.com and may be obtained in print without charge upon written request by any stockholder to the office of the Corporate Secretary of the Company at Three Glenlake Parkway, Atlanta, Georgia 30328.

Director Nomination Process

The Nominating/Governance Committee is responsible for identifying and recommending to the Board of Directors candidates for directorships. The Nominating/Governance Committee considers candidates for Board membership who are recommended by members of the Nominating/Governance Committee, other Board members, members of management and individual stockholders. Once the Nominating/Governance Committee has identified prospective nominees for director, the Board is responsible for selecting such candidates. As set forth in the Corporate Governance Guidelines, the Board seeks to identify as candidates for director persons from various backgrounds and with a variety of life experiences, a reputation for integrity and good business judgment and experience in highly responsible positions in professions or industries relevant to the conduct of the Company’s business. In selecting director candidates, the Board takes into account the current composition and diversity of the Board and the extent to which a candidate’s particular expertise and experience will complement the expertise and experience of other directors. The Board considers candidates for director who are free of conflicts of interest or relationships that may interfere with the performance of their duties.

From time to time, the Nominating/Governance Committee has engaged the services of Korn/Ferry International, a global executive search firm, to assist the Nominating/Governance Committee and the Board of Directors in identifying and evaluating potential director candidates. Korn/Ferry International identified Mr. De Sole as a director candidate and in 2007 recommended his candidacy to the Nominating/Governance Committee. The Nominating/Governance Committee evaluated Mr. De Sole against the criteria set forth above and recommended him to the full Board of Directors for election.

A stockholder who wishes to recommend a director candidate for consideration by the Nominating/ Governance Committee should submit such recommendation in writing to the Nominating/Governance Committee at the address set forth below under “Communications with the Board of Directors.” A candidate recommended for consideration must be highly qualified and must be willing and able to serve as a director. Director candidates recommended by stockholders will receive the same consideration given to other candidates and will be evaluated against the criteria outlined above.

Communications with the Board of Directors

The independent members of the Board of Directors have adopted the Company’s “Procedures for the Processing and Review of Stockholder Communications to the Board of Directors,” which provide for the processing, review and disposition of all communications sent by stockholders or other interested persons to the Board of Directors. Stockholders and other interested persons may communicate with the Company’s Board of Directors or any member or committee of the Board of Directors by writing to them at the following address:

Newell Rubbermaid Inc.

Attention: [Board of Directors]/[Board Member]

c/o Corporate Secretary

Newell Rubbermaid Inc.

Three Glenlake Parkway

Atlanta, Georgia 30328

Communications directed to the independent or non-management directors should be sent to the attention of the Chairman of the Board or the Chair of the Nominating/Governance Committee, c/o Corporate Secretary, at the address indicated above.

Any complaint or concern regarding financial statement disclosures, accounting, internal accounting controls, auditing matters or violations of the Company’s Code of Ethics for Senior Financial Officers should be sent to the attention of the General Counsel at the address indicated above or may be submitted in a sealed envelope addressed to the Chair of the Audit Committee, c/o General Counsel, at the same address, and labeled with a legend such as: “To Be Opened Only by the Audit Committee.” Such accounting complaints will be processed in accordance with procedures adopted by the Audit Committee. Further information on reporting allegations relating to accounting matters is available under the “Corporate Governance” link on the Company’s website at www.newellrubbermaid.com.

Code of Ethics

The Board of Directors has adopted a “Code of Ethics for Senior Financial Officers”, which is applicable to the Company’s senior financial officers, including the Company’s principal executive officer, principal financial officer, principal accounting officer and controller. The Company also has a separate “Code of Business Conduct and Ethics” that is applicable to all Company employees, including each of the Company’s directors and officers. Both the Code of Ethics for Senior Financial Officers and the Code of Business Conduct and Ethics are available under the “Corporate Governance” link on the Company’s website at www.newellrubbermaid.com. The Company posts any amendments to or waivers of its Code of Ethics for Senior Financial Officers or to the Code of Business Conduct and Ethics (to the extent applicable to the Company’s directors or executive officers) at the same location on the Company’s website. In addition, copies of the Code of Ethics for Senior Financial Officers and of the Code of Business Conduct and Ethics may be obtained in print without charge upon written request by any stockholder to the office of the Corporate Secretary of the Company at Three Glenlake Parkway, Atlanta, Georgia 30328.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Various Company policies and procedures, which include the Code of Business Conduct and Ethics (applicable to all executive officers and non-employee directors), the Code of Ethics for Senior Financial Officers and annual questionnaires completed by all Company directors and executive officers, require disclosure of transactions or relationships that may constitute conflicts of interest or otherwise require disclosure under applicable SEC rules. Pursuant to its charter, the Company’s Nominating/Governance Committee considers and makes recommendations to the Board of Directors with respect to possible waivers of conflicts of interest or any other provisions of the Code of Business Conduct and Ethics and the Code of Ethics for Senior Financial Officers. Pursuant to the Company’s Corporate Governance Guidelines, the Nominating/Governance Committee also annually reviews the continuing independence of the Company’s nonemployee directors under applicable law or rules of the NYSE and reports its findings to the Board of Directors in connection with its independence determinations.

When the Nominating/Governance Committee learns of a transaction or relationship that may constitute a conflict of interest or may cause a director not to be treated as independent, the Committee determines if further investigation is required and, if so, whether it should be conducted by the Company’s legal, internal audit or other staff or by outside advisors. The Committee reviews and evaluates the transaction or relationship, including the results of any investigation, and makes a recommendation to the Board of Directors with respect to whether a conflict or violation exists or will exist or whether a director’s independence is or would be impaired. The Board of Directors, excluding any director who is the subject of the recommendation, receives the report of the Nominating/Governance Committee and makes the relevant determination. These practices are flexible and are not required by any document.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2008, Thomas E. Clarke, Michael T. Cowhig, Elizabeth Cuthbert-Millett, Gordon R. Sullivan, Michael A. Todman and Raymond G. Viault served on the Organizational Development & Compensation Committee. No member of the Organizational Development & Compensation Committee was, during 2008, an officer or employee of the Company, was formerly an officer of the Company, or had any relationship requiring disclosure by the Company as a related party transaction under Item 404 of Regulation S-K. During 2008, none of the Company’s executive officers served on the board of directors or the compensation committee of any other entity, any officers of which served either on the Company’s Board of Directors or its Organizational Development & Compensation Committee.

ORGANIZATIONAL DEVELOPMENT &

COMPENSATION COMMITTEE REPORT

The Organizational Development & Compensation Committee of the Board of Directors has furnished the following report to the stockholders of the Company in accordance with rules adopted by the Securities and Exchange Commission.

The Organizational Development & Compensation Committee of the Company states that the Committee reviewed and discussed with management the Company’s Compensation Discussion and Analysis contained in this Proxy Statement.

Based upon the review and discussions referred to above, the Organizational Development & Compensation Committee recommended to the Board of Directors that the Company’s Compensation Discussion and Analysis be included in this Proxy Statement.

This report is submitted on behalf of the members of the Organizational Development & Compensation Committee:

Thomas E. Clarke, Chair

Michael T. Cowhig

Elizabeth Cuthbert-Millett

Michael A. Todman

Raymond G. Viault

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis explains the material elements of the compensation of the Company’s named executive officers and describes the objectives and principles underlying the Company’s executive compensation program.

Executive Compensation Objectives

The Company’s executive compensation objectives are to: motivate its executives to meet or exceed the Company’s performance goals; reward individual performance and contributions; link the financial interests of executives and stockholders; and attract and retain the best possible executive talent.

The key elements of the Company’s executive compensation program are: salary; annual incentive compensation; long-term incentive compensation; and retirement benefits. Each of these elements is explained under the caption “Key Elements of Executive Compensation” below.

The following discussion shows how the Organizational Development and Compensation Committee (the “Committee”) used these compensation elements in 2008 to meet the four objectives of the Company’s executive compensation program.

Motivate executives to meet or exceed Company performance goals.    A significant portion of an executive’s total compensation is directly tied to achieving the Company’s performance goals. Each year, the Committee reviews the performance goals and modifies them as appropriate to reflect the Company’s current business objectives.

Reward individual performance and contributions.    The individual performance evaluation of each executive officer, together with the executive’s contribution to Company performance, affected most aspects of each executive’s compensation for 2008:

•	Individual performance was considered in determining an executive’s annual salary.

•

An executive’s annual salary, in turn, directly affected the amount of incentive compensation that the executive could have earned for meeting or exceeding annual performance goals under the Company’s Management Cash Bonus Plan (the “Bonus Plan”).

•	Annual salary also directly affected the number of restricted stock awards that were granted to the executive under the Long-Term Incentive Plan (the “LTIP”).

•	Individual performance was also an important factor in determining the number of stock options that were granted to executives in 2008.

Link the financial interests of executives and stockholders.    For 2008, the Committee used stock options, restricted stock and restricted stock units to provide long-term incentive compensation and to link the financial interests of its executives with those of its stockholders.

•	Stock options become exercisable over time, and thus require a long-term commitment by executives to realize value upon exercising the stock options.

•

Restricted stock and restricted stock units, which typically vest after three years, require a long-term commitment by executives to realize their value, which in turn depends on the stock price at the time of vesting and exposes the executive to increases and decreases in stock price for three years.

Attract and retain the best possible executive talent.    Successful recruiting and retention of talented executives requires the Company to pay compensation at a competitive level. To do that, the Company needs information about compensation practices of its relevant competitors, and in order to obtain that information for 2008 compensation levels, the Company used compensation information compiled from two separate comparator groups.

Custom Comparator Group

For 2008, the Company used a custom comparator group consisting of companies that participate in the various consumer and commercial products industries in which the Company competes. The companies in the custom comparator group represent both the Company’s principal competitors for executive talent and the appropriate companies against which to compare corporate performance. Please see the caption “Custom Comparator Group Companies” at the end of this Compensation Discussion and Analysis for a complete list of the companies in the Company’s custom comparator group for 2008.

Multiple Industry Index Comparator Group

For 2008, the Company also used compensation information compiled from a multiple industry index of 101 companies. This index includes companies both inside and outside of the consumer products industry in which the Company operates with annual revenues primarily ranging from $3 billion to $12 billion. For 2008, the Company chose to utilize the multiple industry index, in addition to the Company’s custom comparator group, in order to provide a larger pool of data for a more statistically relevant comparison of compensation levels. Please see the caption “Multiple Industry Index Comparator Group Companies” at the end of this Compensation Discussion and Analysis for a complete list of the companies in the Company’s multiple industry index comparator group for 2008.

The Company periodically obtains surveys of the compensation practices of companies in both comparator groups and compares the Company’s executive compensation components with those of the comparator groups. In 2008, the Company used compensation information about the comparator groups as guidance for decisions regarding:

•	The portion of executive compensation that is current and the portion that is long-term;

•	The portion of total compensation that is equity and the portion that is cash; and

•	Levels of salary, annual bonus opportunities and long-term incentive opportunities.

For purposes of making total shareholder return comparisons under the Bonus Plan and LTIP, the Company uses only the custom comparator group, as the companies in the custom comparator group constitute the most relevant businesses against which the Company compares its corporate performance.

For 2008, various elements of the executive compensation program encouraged executives to remain with the Company. The annual incentives that could be earned under the Bonus Plan and LTIP generally require continued employment for at least the full current year. Restricted stock awards typically do not vest for three years, and stock options granted in 2008 vest ratably over a five-year period. In addition, the vesting provisions of the Company’s retirement plans require a long-term commitment to the Company to vest in benefits provided under the plans.

Impact of Global Economic Downturn

As described below, the global economic decline has impacted the compensation of the named executive officers in a number of ways, including:

•	A freeze for 2009 annual salaries at prior year levels;

•	No payout under the Bonus Plan for 2008 performance;

•	A reduction in the target value awarded in 2009 under the amended LTIP of approximately 30%; and

•

An increase in the potential payout for certain named executive officers under the Bonus Plan for 2009 in order to further incentivize the named executive officers to drive performance in light of the challenging economic environment.

Key Elements of Executive Compensation

Each key element of the compensation program complements the others and, together, the elements achieve the Committee’s principal compensation objectives. When decisions about compensation for an executive officer are made, the impact on the total value of all these elements of compensation for the individual is considered. To facilitate this approach, the Committee annually reviews a summary report, or “tally sheet,” which identifies each element of the compensation paid to executive officers. The Committee uses the summary report to review the overall pay and benefit levels in order to provide the Committee with additional perspective to help it evaluate how the executive compensation program meets the compensation objectives.

The Summary Compensation Table shows the compensation of each named executive officer for the fiscal year ended December 31, 2008. The “Total Compensation” amount shown on the Summary Compensation Table differs in a number of ways from what the Committee views as relevant to its decisions about executive compensation.

•

While retirement benefits constitute a key component of the competitive compensation package offered to executives, and the design and cost of these programs and the benefits they provide are carefully considered, year-to-year changes in the amount of accrued retirement benefits, and in particular the present value of the benefits, is not viewed as a meaningful measure of annual executive compensation because the increase in any year is so strongly influenced by the age, years of service and related benefits of the individual executive and assumptions, such as the discount rate, used to calculate the present value of benefits.

•

The amounts reported for restricted stock, restricted stock unit and stock option awards in the Summary Compensation Table consist of the amount recognized by the Company as compensation cost in 2008 under Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payment” (“FAS 123(R)”), in respect of these equity awards to each named executive officer. This amount is not viewed as a meaningful measure of annual executive compensation, because the compensation cost includes amounts attributable to equity grants made in prior years and thus varies significantly based on the length of an individual’s tenure with the Company. In making its compensation decisions, the Company valued stock options, restricted stock and restricted stock units awarded under methodologies developed by the Committee’s compensation consultant rather than FAS 123(R), as described below under “Long-Term Incentive Compensation.”

•

The Company does not view compensation paid to Mr. Nicolin in connection with his overseas assignment, such as mortgage reimbursement and payments under the Company’s International Assignment Policy, as compensation.

For executives, including the named executive officers, as a group, the Committee views salaries at or near the 50th percentile of the comparator groups, aggregate target annual incentive opportunities at or near the 65th percentile of the comparator groups and aggregate long-term incentive opportunities at or near the 50th percentile of the comparator groups as an indication of the competitive annual compensation level for its executives. In the case of the named executive officers as a group, compensation varied from these levels in 2008 as salaries were slightly above the targeted 50th percentile and each of aggregate target annual incentive opportunities and aggregate long-term incentive opportunities were slightly below the targeted 65th and 50th percentiles, respectively.

The differences reflected individual performance and other factors, including the breadth of the executive’s responsibility, the circumstances surrounding the executive’s initial hiring and the desire to promote executive retention. Annual incentive opportunities are pegged at a level higher than the 50th percentile in order to provide a more attractive benefit that rewards and incentivizes annual performance, which in turn, encourages efforts to increase stockholder value.

Finally, the Company’s retirement plans provide competitive benefits and assist in attracting and retaining key executives. The extended vesting requirements, in particular, encourage executives to stay until retirement.

Processes and Procedures for the Consideration and Determination of Executive Officer Compensation

The Committee determines and makes recommendations to the Board of Directors concerning the compensation of the Company’s executive officers, including the named executive officers. The Committee reviews and recommends to the Board of Directors:

•	Base salary amounts for the CEO and his direct reports;

•	Annual incentive plans and payout of such plans for the CEO and key executives;

•

Long-term equity incentive compensation, using individual stock option, restricted stock and restricted stock unit awards, as well as all policies related to the issuance of equity awards within the Company; and

•	Performance goals for the Company under the Bonus Plan and the LTIP.

The Board of Directors reviews and approves all decisions of the Committee relating to compensation of the Company’s executive officers. Only independent members of the Board of Directors participate with respect to decisions relating to incentive and equity compensation of the individual named executive officers.

The Committee engages outside consultants to assist it in reviewing the effectiveness and competitiveness of the Company’s executive compensation programs and policies, including to:

•	Make recommendations regarding executive compensation consistent with the Company’s business needs, pay philosophy, market trends, and the latest legal and regulatory considerations;

•	Provide market data as background to annual decisions regarding CEO and senior executive base salary, annual bonus and long-term incentives; and

•	Advise the Committee regarding executive compensation best practices.

The Committee engaged Frederic W. Cook & Co., Inc. as its outside consultant beginning in May 2008. Prior to May 2008, Hewitt Associates, LLC served as compensation consultant for both the Committee and the Company. Hewitt continues to provide pension administration, human resources, and executive compensation consulting services directly to the Company.

Consideration of Individual Performance

The CEO recommends to the Committee, in the case of other executive officers, base salary amounts, equity awards and annual Company performance goals under the Bonus Plan and the LTIP. As part of the Company’s annual performance evaluation process, each year the CEO and each other executive officer establish that individual’s performance objectives for the coming year. These performance objectives are not intended to be rigid or formulaic, but rather serve as the framework upon which the CEO evaluates the executive officer’s overall performance. Individual performance objectives include financial and operational metrics which may reflect corporate or business unit goals or may include specific financial or operational objectives with respect to the executive’s area of responsibility. These performance objectives also include demonstration of leadership and decision making, effective communication, promotion of the Company’s strategic initiatives and values, commitment to excellence and work ethic and may include more specific objectives for the executive, such as the successful completion of major capital projects, successful integration of acquisitions, entry into new markets, and organization capability building. The CEO’s evaluation of an executive officer’s performance relative to these objectives is inherently subjective, involving a high degree of judgment based on the CEO’s observations of, and interaction with, the executive throughout the year. As an additional input to the CEO’s evaluation of an executive officer’s performance, he assesses the overall performance of the Company and its business units in light of the dynamics of the markets in which the Company competes. As a result, no single performance objective or group of objectives is material to the CEO’s evaluation of the executive officer’s performance.

The CEO also considers the advice of members of his management team in recommending elements of executive compensation. The CEO’s management team plays a prominent role in gathering information for, and by participating in meetings of, the Committee. In particular, the CEO works with the

Executive Vice President-Human Resources regarding recommendations on base salary amounts and equity awards for executives other than the CEO using relevant survey data regarding compensation provided to persons holding comparable positions at the companies in the Company’s comparator groups. This survey data, along with the CEO’s evaluation of the performance of the executive officers, provides the basis for the CEO’s recommendation to the Committee of salary and equity awards for each other executive officer. He also works with the Chief Financial Officer in connection with recommendations on annual performance goals and determining whether financial performance goals were attained by the Company or the applicable business unit under the Bonus Plan and the LTIP.

At the beginning of the year, the CEO and the Committee recommend to the full Board the CEO’s individual performance objectives. The Committee’s method of evaluation of the CEO’s performance is substantially similar to that used by the CEO to evaluate the other executive officers. As such, the CEO’s performance objectives are not intended to be rigid or formulaic, but rather serve as the framework upon which the Committee evaluates the CEO’s performance. For 2008, in addition to certain financial and operational metrics such as sales growth, operating income growth, gross margin improvement, earnings per share and total shareholder return, the Committee considered the continued progress made on various strategic initiatives, such as the multi-year improvement plan for the Europe, Middle East and Africa region, Project Acceleration, SAP implementation, marketing and brand building, and cultural transformation despite the global economic downturn. The Committee also considered the CEO’s leadership and decision making in light of the recession, volatility in commodity costs and currency rates and turmoil in the credit markets as well as his effective communication, promotion of the Company’s strategic initiatives and values, commitment to excellence and work ethic. In particular, the Committee considered the CEO’s efforts to implement cost reduction initiatives and exit certain commoditized product lines. The Committee’s evaluation of the CEO’s overall performance relative to these objectives is inherently subjective, involving a high degree of judgment. As additional input to the Committee’s evaluation of the CEO’s performance, the Committee assesses the overall performance of the Company and its business units in light of the dynamics of the markets in which the Company competes. As a result, no single performance objective or group of objectives is material to the Committee’s evaluation of the CEO’s performance. The Committee also reviewed relevant survey data regarding salaries and equity awards provided to persons holding comparable positions at the companies in the comparator groups used by the Company. This survey data, along with the Committee’s evaluation of the performance of the CEO, provides the basis for the Committee’s recommended salary and equity awards for the CEO.

Salary

Executives are paid a fixed, annual salary. Salaries provide a degree of financial stability for the executives, with salary increases designed to reward recent performance and contributions. Salaries are reviewed and may be revised in the early part of each year. The following principal factors are used to make salary decisions:

•	The executive’s current salary;

•	An evaluation of the individual performance of the executive officer; and

•	The recommendation of the CEO, in the case of other executive officers.

Survey data available regarding salaries provided to persons holding comparable positions at the companies in the Company’s comparator groups is also used. Not all of the companies in the comparator groups have positions comparable to all Company positions nor is information available as to the compensation paid to all persons in those positions. The Committee uses the 50th percentile as an indication of competitive salary for an executive’s position. However, salaries of individual named executive officers may be above or below those levels, reflecting individual performance, responsibilities and other relevant factors.

The relative importance of each of these factors varies from executive to executive and from year to year. For 2008, in the case of other executive officers, the Committee considered the CEO’s evaluation of individual performance as a critical factor.

Effective February 1, 2008, Mr. Ketchum’s annualized base salary rate increased from $1,200,000 to $1,300,000 due to Mr. Ketchum’s success in implementing various strategic initiatives, based on the individual performance assessment process described above under the caption “Consideration of Individual Performance,” as well as to bring his salary up to a level consistent with the salaries of chief executive officers at companies in the Multiple Industry Index Comparator Group. The salaries of the other named executive officers were raised as follows: Mr. Robinson from $535,000 to $550,000; Mr. Nicolin from $400,000 to $475,000; Mr. Blaha from $425,000 to $450,000; Mr. Burke from $370,000 to $450,000; and Mr. Roberts from $745,000 to $800,000. The named executive officers’ salaries range from the 41st percentile to the 63rd percentile for similar positions of executives in the comparator group. The increases were approved to reward positive individual performance, based on the individual performance assessment process described above under the caption “Consideration of Individual Performance,” and contribution to Company performance, and to reflect the higher salaries for comparable positions at the companies in the comparator group. The increases for Messrs. Ketchum, Robinson and Blaha were effective February 1, 2008, and the increases for Messrs. Nicolin, Burke and Roberts were effective December 1, 2007 as a result of their respective increased roles and responsibilities. The Committee believes that the salaries paid in 2008 to each named executive officer served to:

•

Reward each individual’s performance and contribution to the Company’s overall performance for the year based on operating and financial performance of the Company, Group, Region or function for which the executive is responsible, success in achieving his or her individual business objectives and other personal criteria, including leadership, communication, teamwork, decision making, commitment to excellence and work ethic; and

•

Retain each individual’s services because the Company paid overall compensation, including salaries, at a competitive level based on the Company’s review of salaries and overall compensation paid by the companies in the Company’s comparator groups.

As a result of the Company’s overall performance in 2008, deteriorating global economic conditions, and the need to maximize cash, the Committee implemented a salary freeze for all executive officers effective for 2009.

Annual Incentive Compensation

Bonus Plan

The annual incentive program is designed to reward performance that supports short-term performance goals. Annual performance-based compensation is provided to the named executive officers and other executives under the Bonus Plan. Within the first 90 days of each year, goals are set for the year under the Bonus Plan, based on short-term performance goals for the Company, Group, Region, business unit or function. A cash bonus, measured as a percentage of the executive’s salary, is paid based on the extent to which the Company, Group or Region achieves the performance goals. If a performance goal is met at the target level, the target bonus is generally paid for that goal. However, in some cases the lack of performance with respect to other performance goals may negatively impact, or entirely negate, the achievement of another performance goal. Performance above the target results in payment of a higher percentage of salary up to a preestablished maximum, depending on participation levels and the achievement of the other performance goals. Performance below the target generally results in a lower bonus payment for that goal if a minimum threshold is met, or no payment if it is not.

For 2008, the overall Company performance goals for cash bonus payments to the named executive officers were based on the Company’s Earnings Per Share, Free Cash Flow, and Internal Sales Growth. Total Shareholder Return was eliminated as a performance goal for 2008 because the Committee believed that Total Shareholder Return, which measures the Company’s stock price performance only against the performance of others, does not serve to promote the Company’s short-term performance goals as effectively as do the other measures the Company uses. In the case of those named executive officers who served as Group Presidents during 2008 (Messrs. Burke and Roberts), the goals were based 50% on those overall Company performance goals and 50% on their individual Group’s Operating Income, Free Cash Flow and Internal Sales Growth. In the case of Mr. Nicolin, the goals were based 50% on those overall Company performance goals and 50% on the Europe, Middle East and Africa (“EMEA”) region’s Operating Income, Cash Flow and Internal Sales Growth. In the case of each of the other named executive officers (Messrs. Ketchum, Robinson and Blaha), the goals were based 100% on overall Company performance goals.

The range of goals spread incentive across various categories to help ensure that no particular performance category received excessive focus at the expense of others. The Company and Group Internal Sales Growth goals were intended to emphasize the importance of increasing internal sales. The 50-50 split for Group and Regional Presidents rewarded performance of the President’s Group or Region while aligning their interests with the success of the overall Company. The relative weight assigned under the Bonus Plan to each performance goal for 2008 for each named executive officer appears in the table below.

2008 Bonus Plan: Relative Percentage Assigned to Each Performance Goal

Performance Goal	Mark D. Ketchum	J. Patrick Robinson	Magnus Nicolin	Hartley D. Blaha	William A. Burke III	James J. Roberts
Earnings Per Share	50%	50%	25%	50%	25%	25%
Internal Sales Growth	35%	35%	17.5%	35%	17.5%	17.5%
Free Cash Flow	15%	15%	7.5%	15%	7.5%	7.5%
Group/Region Operating Income	—	—	25%	—	25%	25%
Group/Region Cash Flow	—	—	7.5%	—	7.5%	7.5%
Group/Region Internal Sales Growth	—	—	17.5%	—	17.5%	17.5%

For purposes of measuring attainment of the performance goals in 2008:

•

The Earnings Per Share goal excludes the effect of impairment and restructuring charges, one-time charges and one-time tax benefits and is based upon what the Company reports as Normalized Earnings Per Share.

•	The Group/Region Operating Income goal includes foreign exchange gains and losses and excludes foreign tax adjustments and the effect of minority ownership interests.

•	The Free Cash Flow goal is operating cash flow plus proceeds from the disposition of property, plant and equipment less capital expenditures.

•	The Group/Region Cash Flow goal is Group/Region operating cash flow, less Group/Region capital expenditures.

•

The Internal Sales Growth and Group/Region Internal Sales Growth goals exclude the impact of material acquisitions and divestitures and differences in foreign exchange rates from those assumed in the operating budget.

Under the Bonus Plan, the Committee determines the performance goals for the named executive officers, and bonus payments are made only on the Committee’s determination that the performance goals for the year were achieved. The corporate target goals used under the Bonus Plan for 2008 are set forth below:

2008 Bonus Plan: Corporate Performance Targets

Performance Goal	Target	Actual Performance
Earnings Per Share	$1.97	$1.22
Internal Sales Growth	+2.5%	-3.0%
Free Cash Flow	$450 million	$307 million

The Group and Region target goals (expressed as a percentage change over the comparable measure for 2007) used under the Bonus Plan for 2008 for the named executive officers are set forth below:

Performance Goal	Target	Actual Performance
CLEANING, ORGANIZATION & DÉCOR
Operating Income	+10.2%	-17.9%
Internal Sales Growth	+2.7%	-2.7%
Cash Flow	-23.2%	-22.9%
OFFICE PRODUCTS
Operating Income	+18.1%	-30.2%
Internal Sales Growth	+2.0%	-3.1%
Cash Flow	+21.4%	+45.2%
TOOLS & HARDWARE
Operating Income	+11.1%	-15.7%
Internal Sales Growth	+0.8%	-7.0%
Cash Flow	-5.7%	-45.8%
EMEA REGION
Operating Income	+80.3%	-0.6%
Internal Sales Growth	+8.2%	+4.8%
Cash Flow	+17.8%	-109.3%

Attainment of the target indicated above in respect of each of these measures would have resulted in a bonus payout equal to 100% of the target cash bonus. The maximum payout in respect of each measure was equal to 200% of the target cash bonus. The Bonus Plan does not provide for discretion to waive pre-established goals.

For 2008, potential bonus payouts were based on a target of 105% of base salary for the CEO and 65% of base salary for each of the other named executive officers. These levels were used because the Committee believed that targeted payouts at those levels would achieve annual incentive compensation at or near the 65th percentile level of the comparator groups.

The Company’s, Group’s and Region’s actual performance in 2008 did not result in attainment of goals sufficient for the payout of a bonus for the named executive officers at the Corporate, Group or Region level. As a result, no named executive officer received a bonus under the Bonus Plan for 2008.

Nicolin Special Bonus Plan

For 2008, the Committee also provided Mr. Nicolin with the opportunity under a special bonus plan agreement, effective May 9, 2007 (the “Special Bonus Plan”), to earn an annual incentive payment, in addition to and separate from any payment under the Bonus Plan. The performance goals for 2008 were the same as those described above for the EMEA Region. Under the Special Bonus Plan, a cash bonus would have been paid based on the extent to which each of the performance goals was achieved. Attainment of the targets indicated above would have resulted in a bonus payout equal to $105,000, and the maximum payout was equal to $210,000. The Special Bonus Plan provides the Committee with discretion to cancel eligibility to receive the special bonus at any time or to reduce or refuse payment of the special bonus for any reason. Since the EMEA Region’s actual performance in 2008 did not meet the minimum level of attainment for any of the performance goals under the Special Bonus Plan, the Company did not pay a bonus to Mr. Nicolin under the Special Bonus Plan in respect of performance for 2008.

Bonus Plan Changes for 2009

For 2009, potential bonus payouts will be based on a target of 115% of base salary (230% at maximum payout) for the CEO and 75% of base salary (150% at maximum payout) for Mr. Robinson and each of the named executive officers with responsibility for a Group. The Committee believes that the increase in bonus potential will serve as additional incentive to drive performance in light of the challenging economic environment. The Committee recommended the changes to the Board of Directors after a review of the incentive compensation practices of the companies in the Company’s comparator groups and upon consultation with the Committee’s compensation consultant.

Long-Term Incentive Compensation

Long-term incentive awards motivate executives to increase stockholder value over the long term and align the interests of executives with those of stockholders. In 2008, long-term incentive compensation was provided to the named executive officers and other executives primarily through an annual award of stock options and shares of restricted stock. A special retention grant of restricted stock units was also made to a limited number of executive officers in December 2008, including grants of 15,000 restricted stock units to Messrs. Nicolin and Burke. These grants were provided primarily for retention purposes and given to individuals whose future contribution to the Company would be crucial in light of the deteriorating economic environment. These special retention grants vest 50% on the second anniversary of the grant date and 50% on the third anniversary of the grant date. Beginning in 2009, annual awards of restricted stock that vest on the third anniversary of the grant date will be replaced with a combination of restricted stock units that vest on the third anniversary of the grant date (time-based restricted stock units) and restricted stock units that vest based on the Company’s stock price performance relative to its peers at the end of a three-year performance period (performance-based restricted stock units), as the Committee believes it is important to increase the focus on performance-based compensation. All of these awards are made under the Company’s 2003 Stock Plan. The Company considers the 50th percentile of its comparator groups to be an indication of the competitive long-term incentive compensation level for executives because paying compensation at this level will allow the Company to attract and retain the best possible executive talent.

Pursuant to the annual grant made in February 2008, stock options and restricted stock with a value of approximately 35% and 65%, respectively, of the total value of long-term incentive compensation were awarded to the named executive officers. These percentages were determined based on a review of the compensation paid pursuant to long-term incentive compensation programs of the companies in the Company’s comparator groups and the Committee’s belief that this allocation of stock options and restricted stock would enable the Company to award long-term incentive compensation at a competitive level.

The model used in valuing options in 2008 constitutes a modified Black-Scholes approach that recognizes option-specific terms, vesting schedules, forfeiture provisions and strike prices, as well as the particular characteristics of the stock underlying the option, such as volatility and dividend yield. The formula assumes that the option life equals the option term (ten years), and ignores exercise patterns, based on the belief that early exercises reflect individual decisions not relating to the inherent value of the equity opportunity. The formula for options also assumes that future share price volatility equates to the daily change in share price over the 36 months preceding the option grant date. The number of shares of restricted stock granted to each named executive officer was determined by dividing the target value amount by the fair market value of a share of common stock on the date of grant.

Stock Options

In 2008, the specific grants of stock options made to the named executive officers (other than Mr. Ketchum) were based on a management recommendation. Management prepared the recommendation based primarily on an evaluation of the executive’s individual performance and expected future contribution to the Company and consideration of comparator group data using the 50th percentile for comparable positions at other companies in the comparator groups.

Options granted under the 2003 Stock Plan in 2008 have an exercise price equal to the closing sale price of the common stock on the date of grant, have a maximum term of ten years, and become exercisable in annual cumulative installments of 20% of the number of options granted over a five-year period. All options granted in 2008 to named executive officers were subject to this five-year vesting schedule.

In addition to the annual grants, from time to time stock options will be granted to executive officers in circumstances such as a promotion, a new hire or for retention purposes.

Based on the criteria above, in 2008, Mr. Ketchum received a grant of options to purchase 594,080 shares of common stock. Mr. Ketchum’s options have an exercise price of $23.32, which was the closing stock price on the grant date.

The “Option Awards” column of the Summary Compensation Table shows the dollar amount recognized for financial statement reporting purposes in 2008 in accordance with FAS 123(R) (but disregarding adjustments for estimated forfeitures) in respect of stock option grants to the named executive officers, and thus includes amounts attributable to awards made in both 2008 and prior years.

The Company currently grants only non-qualified stock options, based on its view that the tax benefits to the Company of non-qualified stock options outweigh the potential tax benefits to executives of incentive stock options.

Restricted Stock

In 2008, the Company used the LTIP to determine the number of shares of restricted stock to award to executives in 2008 based on 2007 performance. Under the LTIP, the fair market value of the shares awarded equaled a percentage of the executive’s salary, with the percentage determined by the level of attainment of the performance goals established for the immediately preceding year. The target, and maximum, value of restricted stock awarded to named executive officers under the LTIP was 100% of salary or, for the grant made to the CEO in 2008 (based on 2007 performance), 200% of salary.

In 2007, the Company set LTIP performance goals based on the Company’s Total Shareholder Return in comparison with the actual Total Shareholder Returns of the custom comparator group companies for the year and the extent to which the Company achieved a Cash Flow goal. The Cash Flow goal for 2007 consisted of cash flow provided by operating activities less capital expenditures and dividends. The Total Shareholder Return goal was 75% of the total performance goals, and the Cash Flow goal was 25%. Target payouts would occur in respect of these goals upon the attainment of a Total Shareholder Return within the top five companies of the custom comparator group and Cash Flow at or above 110% of the Cash Flow target under the Bonus Plan.

The restricted stock awarded to each named executive officer in 2008 based on performance in 2007, represented 42.9% of target opportunities. The number of shares of restricted stock awarded to each named executive officer was: Mr. Ketchum 44,151 shares; Mr. Robinson 9,842 shares; Mr. Nicolin 8,738 shares; Mr. Blaha 7,818 shares; Mr. Burke 8,278 shares; and Mr. Roberts 14,717 shares. In addition to shares of restricted stock awarded pursuant to the LTIP, Mr. Burke received an additional grant of 10,000 shares of restricted stock in connection with his promotion to Group President.

The Committee determines the extent to which the LTIP performance goals have been achieved and also has discretion to reduce any amount of restricted stock to be awarded under the LTIP. That discretion was not exercised in 2008. In addition to grants under the LTIP, the Company will from time to time make awards of restricted stock and/or restricted stock units to executive officers in circumstances such as a promotion, a new hire or for retention purposes and, as described above, made retention and promotion grants to Messrs. Nicolin and Burke.

The Committee believes that the long-term incentive compensation awards it made in 2008 to each named executive officer served the Company’s goals to:

•	Motivate each of them to exceed Company performance goals;

•	In the case of stock options, reward each named executive officer’s individual performance and contribution to the Company’s overall performance for the year;

•

Retain their services because it provided each of them with the opportunity to receive a stock award at a competitive level based on the Company’s review of long-term and incentive and overall compensation paid by the companies in the Company’s comparator groups; and

•	Help to link the financial interests of the named executive officers and stockholders.

Amended LTIP

Beginning in February 2009, annual equity grants will be made under an amended LTIP. The LTIP, as amended, provides a methodology for determining the amount of stock options and restricted stock units to be made to key employees in 2009 and subsequent years under the Company’s 2003 Stock Plan. The program is intended to provide eligible employees long-term incentive compensation with a target value at approximately the 50th percentile of such compensation paid to employees holding comparable job positions at the companies within the Company’s comparator groups. Of this value, 20% is paid in an award of non-qualified stock options, 40% is paid in an award of time-based restricted stock units, and 40% is paid in an award of performance-based restricted stock units.

Under the amended LTIP, the number of shares of common stock subject to stock options granted to each participant is determined by dividing 20% of the participant’s target value by the value of the stock option, as determined by using a Black-Scholes valuation methodology consistent with the Company’s practices for valuing stock options pursuant to FAS 123(R). The stock options vest on the third anniversary of the date of grant.

The number of time-based restricted stock units granted to each participant is determined by dividing 40% of the participant’s target value by an amount equal to the fair market value of the common stock on the date of grant. These restricted stock units vest on the third anniversary of the date of grant. At the end of the vesting period, a participant will receive a share of common stock for each restricted stock unit that has vested.

The number of performance-based restricted stock units granted to each participant is determined by dividing 40% of the participant’s target value by an amount equal to the fair market value of the common stock on the date of grant. These restricted stock units vest on the third anniversary of the date of grant, and are subject to a performance goal based on the Company’s Total Shareholder Return relative to the Total Shareholder Return of the custom comparator group companies over the three-year vesting period. At the end of the vesting period, the number of restricted stock units and related dividend equivalents, and thus the number of shares of common stock actually issued to the participant, will be adjusted depending on the level of achievement of the Total Shareholder Return performance goal, up to a maximum of 200% of the initial number of performance-based restricted stock units granted and a minimum of 0% of the initial number of performance-based restricted stock units granted.

Upon the payment of any dividend on the Company’s common stock, the holder of an unvested time-based restricted stock unit will receive cash equal in value to such dividend, a dividend equivalent, at such time the dividend is paid to holders of common stock. However, the holder of a performance-based restricted stock unit will not receive dividend equivalents. Rather, all such dividend equivalents will be credited to an account for the holder, and will be paid only to the extent that the applicable performance criteria are met and the performance-based restricted stock units vest and shares are issued.

Grant Policies and Practices

The Company’s practice has been to make annual equity awards and award other incentive compensation to named executive officers at the time of regularly scheduled meetings of the Board of Directors or the Committee in February of each year. On occasion, the Company makes additional grants to named executive officers, typically in connection with their hiring or promotion or for retention purposes. The Company’s policy is that all stock option awards will be made only at quarterly meetings of the Committee or the Board of Directors, which closely follow release of the Company’s quarterly or annual financial results.

Stock Ownership Guidelines

In 2005, the Board of Directors adopted stock ownership guidelines that apply to the CEO and all management employees who report directly to the CEO (including the named executive officers). The Board amended these guidelines in February 2009 in response to the economic downturn and related decline in the Company’s stock price. Under the guidelines, as amended, the CEO is expected to maintain ownership of Company stock equal to the lesser of a market value equal to three times his annual salary or 200,000 shares of stock. Other executives are expected to maintain ownership of Company stock equal to the lesser of a value of twice their annual salaries or 50,000 shares of stock. All shares held directly or beneficially, including shares of restricted stock, time-based restricted stock units, and shares held under the Company’s 401(k) Savings and Retirement Plan, count toward attainment of these targets. Unexercised stock options and unvested performance-based restricted stock units are not counted. Each participant has three years from the date of hire to achieve the applicable ownership target. If a participant is promoted, the executive will have three years to increase his or her holdings to meet the ownership requirements at the new level. The Company can enforce the guidelines using restrictions on the sale of Company stock when stock ownership is below the target ownership level and by paying certain compensation in the form of stock rather than cash.

All Other Compensation

Executive officers are provided other benefits as part of the Company’s executive compensation program which the Committee believes are in line with competitive practices. See the “All Other Compensation” column of the Summary Compensation Table and the related footnotes and narrative discussion. Those benefits include:

•	Personal use of a leased automobile worth up to $80,000 in the case of the CEO, or $60,000 in the case of each of the other named executive officers;

•	Personal use of Company aircraft by the CEO;

•	Limited personal use of Company aircraft by executive officers other than the CEO in exceptional circumstances;

•	Tax planning and tax return preparation services;

•	Company contributions under the SERP to the executive’s 2008 Deferred Compensation Plan account;

•	Company contributions to the 401(k) Savings and Retirement Plan, including Company contributions that match employee deferrals as well as retirement savings contributions;

•	Payment of life and long-term disability insurance premiums;

•	Annual health examinations encouraged by the Company;

•

Assistance upon a new hire or transfer necessitating relocation, which includes reimbursement of various relocation expenses, a relocation allowance, a bonus for an early sale of the executive’s home, and tax assistance on certain taxable reimbursed expenses; and

•	Company’s payment of mortgage on U.S. residence for overseas assignment.

While the Company maintains corporate aircraft primarily for business travel, the Committee believes that it is often in the best interest of the Company from a productivity, safety and security concern that the CEO be permitted to use the aircraft for personal travel. At the time the Board appointed Mr. Ketchum as CEO in early 2006, Mr. Ketchum was retired. In order to facilitate Mr. Ketchum’s transition from retirement to CEO, he was permitted to use the corporate aircraft for the purpose of commuting to his primary home. The Committee intends to limit personal use of corporate aircraft for future CEOs. Other named executive officers may use the corporate aircraft for personal travel only in exceptional circumstances.

Retirement Compensation

The Company provides its eligible executives with retirement benefits that are in addition to those provided to its employees generally in order to provide competitive benefits and assist in attracting and retaining key executives. These retirement benefits are provided using a combination of the Company’s Supplemental Executive Retirement Plan (“SERP”) and 2008 Deferred Compensation Plan.

The named executive officers can accrue retirement benefits under the SERP that would provide an annual benefit at age 65 equal to a percentage of their average annual compensation during the five consecutive years of employment in which it was highest, offset by benefits under the Company’s Pension

Plan and Social Security. The maximum benefit payable to a named executive officer who had a title of President or above on December 31, 2003 (namely, Messrs. Robinson, Blaha, Burke and Roberts) is equal to 67% of his average annual compensation for the five consecutive years in which it was highest. The maximum benefit payable to a named executive officer who is hired with or promoted to a title of President or above after 2003 (namely, Messrs. Ketchum and Nicolin) is 50% of his average annual compensation for the five consecutive years in which it was highest. The benefit is reduced pro rata if the executive’s credited service is less than 25 years.

The present value of this SERP annual benefit (after the offsets described above) is reduced by the executive’s SERP Cash Account under the 2008 Deferred Compensation Plan, the vested portion of which is paid out following termination of employment. Each named executive officer’s SERP Cash Account consists of the present value, if any, of his SERP benefit accrued as of December 31, 2003, annual Company contributions beginning in 2004 generally ranging from 3% to 6% of compensation, depending on age and years of service, and earnings on the Cash Account. If the SERP Cash Account value is less than the SERP present value, the difference is paid from the SERP. If the SERP Cash Account value is equal to or more than the SERP present value, no benefit is paid from the SERP. In any event, the executive is entitled to the SERP Cash Account, to the extent vested, following his termination of employment.

Each named executive officer must satisfy various vesting requirements before becoming entitled to these retirement benefits. These extended vesting periods encourage executives to remain with the Company, with certain limited exceptions for early retirement at age 55.

A more detailed discussion of these retirement benefits appears under “Executive Compensation—Retirement Plans,” below.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits the deductibility of executive compensation paid to the chief executive officer and to each of the three other most highly compensated officers (other than the chief financial officer) of a public company to $1 million per year. However, compensation that is considered qualified “performance-based compensation” generally does not count toward the $1 million deduction limit. Annual salary does not qualify as performance-based compensation under Section 162(m) due to its nature. Amounts paid under the Bonus Plan, stock options, and equity awards subject to corporate performance criteria generally qualify as fully deductible performance-based compensation. Any equity awards (other than options) not based on corporate performance criteria are not likely to be fully deductible by the Company when the restrictions lapse and the shares are taxed as income to an executive officer while he or she is subject to Section 162(m). However, the Committee believes that most of the compensation paid to the named executive officers for 2008 will be deductible for federal income tax purposes.

The Committee considers the tax deductibility of executive compensation as one factor to be considered in the context of its overall compensation philosophy and objectives. However, the Committee will not necessarily limit executive compensation to amounts deductible under Section 162(m), since the Committee desires to maintain the flexibility to structure compensation programs that attract and retain the best possible executive talent and meet the objectives of the Company’s executive compensation program.

Employment Agreements

The Company does not have employment agreements with its executive officers. In connection with hiring an executive officer, the Company does make written compensation offers and arrangements. It also has Employment Security Agreements, described below, with its executive officers, which apply only if there is a termination of employment following a change in control of the Company. Executive officers may also receive post-employment benefits under the severance plan described below, with the exact amount dependent on the Company’s discretion. The Committee believes that the absence of employment agreements gives the Company more flexibility to make changes that it concludes are appropriate.

In November 2005, the Company made compensation arrangements for Mr. Ketchum’s service as CEO on an interim basis. When the Company chose Mr. Ketchum as its CEO in February 2006, it entered into a compensation arrangement with him. The arrangements are summarized under “Summary Compensation Table” and “Potential Payments Upon Termination or Change in Control of the Company.”

Employment Security Agreements

The Company has Employment Security Agreements (“ESAs”) with its executives, including the named executive officers and certain key employees. The ESAs provide severance benefits following certain terminations of employment occurring within two years of a change in control of the Company. In 2008, the Company adopted a new form of ESA, and all executives and key employees with ESAs, except for Mr. Roberts, entered into new ESAs using this amended form. The Company amended the form agreement in order to comply with Section 409A of the Internal Revenue Code and because the Company believes that the new form of ESA contains terms that, in the aggregate, are more consistent with current market practice. The material changes from the prior form of agreement include the elimination of benefits upon a voluntary termination of employment for any reason during the 13th month following a change in control, the payment of a prorata bonus as a severance benefit and an increase in the lump sum severance payment to the CEO from two to three times salary and bonus. In addition, the Company has determined that within the third quarter of 2009, it will adopt a policy that any newly executed ESAs will no longer provide any tax gross-up payments. Please see the caption “Potential Payments Upon Termination or Change in Control of the Company—Employment Security Agreements” below for a discussion of the terms of the ESA.

The Company believes that the protections afforded by the ESAs are a valuable incentive for attracting and retaining top managers. It believes that the ESAs are particularly important because the Company does not have employment agreements or long-term employment arrangements with its executives. The Company also believes that, in the event of an extraordinary corporate transaction, the ESAs could prove crucial to the Company’s ability to retain top management through the transaction process. In addition, the Company believes that the benefits provided under the ESAs represent fair and appropriate consideration for the agreement of the executives to the restrictive covenants in the ESA that prohibit them from competing with the Company and from soliciting Company employees (except for clerical and secretarial associates) for 24 months following a termination of employment. The benefits provided under the ESAs as revised were determined to be at levels appropriate and competitive with the benefits provided under similar arrangements of companies in the Company’s comparator groups.

Severance Plans

The Company maintains two severance plans that provide benefits to non-union employees who are involuntarily terminated. These plans were revised, effective January 1, 2009, to provide benefits as set forth below. The terms of the severance plans, as in effect prior to January 1, 2009, are described under the caption “Potential Payments Upon Termination or Change in Control of the Company—Termination of Employment– No Change in Control.”

The Supplemental Unemployment Pay Plan (“Supplemental Plan”) is intended to supplement state unemployment benefits with respect to those employees whose employment is terminated involuntarily without cause due to a plant closing, layoff, reduction in force, reorganization, or other similar event. In most cases, the employee will not be eligible for severance benefits under the Supplemental Plan if the employee (1) is not also eligible for state unemployment benefits, (2) declined a reasonable offer of continued employment with the Company, or (3) is entitled to severance benefits under a separate agreement (other than the Excess Severance Pay Plan, which is described below). The amount of the benefit provided under the Supplemental Plan is determined by the number of years of service the employee has provided to the Company with one week of pay for each year of service (up to a maximum of 25 weeks). Employees receiving severance benefits under the Supplemental Plan will continue to be eligible to participate in the Company’s medical plan at the current employee premium rate for the duration of the severance benefits. The amount of the severance benefit provided under the Supplemental Plan is reduced by any amounts received under any federal, state or local unemployment pay program. The Excess Severance Pay Plan (“Excess Plan”) provides severance benefits and a Company-subsidized medical benefit for non-union employees whose employment is involuntarily terminated for any reason. The amount and duration of the Excess Plan benefits are determined in the sole discretion of the Company.

Employees receiving severance benefits under the Supplemental Plan may also be eligible for severance benefits under the Excess Plan, as determined by the Company. Benefits under the severance plans are contingent on the employee’s release of claims against the Company.

The named executive officers may become entitled to severance benefits under the Excess Plan and/or the Supplemental Plan. The Company considers the executive’s position in the Company in addition to length of service in determining the amount and duration of the severance benefit. The Company believes that appropriate severance benefits are essential to attracting and retaining talented executives.

Roberts Severance Agreement

On February 12, 2009, the Company entered into a Separation Agreement and General Release with Mr. Roberts in connection with his termination of employment on January 1, 2009.

Mr. Roberts’ benefits under the Separation Agreement include: (1) salary continuation for 15 months following his employment termination date or until he finds alternative employment whichever comes first (such salary continuation period may be extended up to an additional 4 weeks); (2) in the event Mr. Roberts finds alternative employment prior to September 30, 2009, a lump sum payment equal to 50% of the value remaining with respect to the 15-month salary continuation period; (3) continued coverage under the Company’s health and dental programs during the salary continuation period, at active employee rates; (4) his vested stock options will remain exercisable through March 31, 2009; (5) retention of his restricted stock award granted in February 2006, which vested in February 2009; (6) continued use of a Company leased vehicle for up to 15 months; (7) reimbursement of 2008 tax preparation services; (8) reimbursement of up to $25,000 in outplacement expenses; and (9) an additional 0.25 years of credited service for purposes of determining the vested percentage of his SERP Cash Account under the Company’s 2008 Deferred Compensation Plan.

Until March 31, 2010, Mr. Roberts is prohibited from competing in the U.S. and Canada with the Company’s Office Products; Cleaning, Organization & Décor and Tools & Hardware businesses. He is also prohibited from soliciting any Company employees (except for clerical and secretarial associates). The Separation Agreement also contains a release of claims provision.

Custom Comparator Group.

The following 24 companies were in the Company’s custom comparator group for 2008:

3M Company	Dorel Industries Inc.	Masco Corporation
Alberto-Culver Company	Ecolab Inc.	Mattel, Inc.
Avery Dennison Corporation	Energizer Holdings, Inc.	The Procter & Gamble Company
The Bic Group	Fortune Brands, Inc.	The Stanley Works
The Black & Decker Corporation	Groupe Seb	Trane, Inc.
The Clorox Company	Helen of Troy Corporation	Tupperware Brands Corporation
Colgate-Palmolive Company	Illinois Tool Works Inc.
Cooper Industries, Ltd.	Johnson & Johnson
Danaher Corporation	Kimberly-Clark Corporation

For 2009, the custom comparator group will no longer include Procter & Gamble, Johnson & Johnson, Helen of Troy, Alberto Culver and Trane. These companies have been replaced by Campbell Soup Co., Church & Dwight Inc., Jarden Corp. and Sara Lee Corp. The revisions were made in consultation with Frederic W. Cook & Co., Inc. in order to include companies with revenues more consistent with those of the Company, and to reflect peers with strong brand recognition that are subject to similar industry dynamics and business complexity.

Multiple Industry Index Comparator Group.

The following 101 companies were in the Company’s multiple industry index comparator group for 2008:

3M Company

Alberto-Culver Company

ALLTEL Corporation

American Axle & Manufacturing, Inc.

Armstrong World Industries, Inc.

ArvinMeritor, Inc.

Avis Budget Group

Avon Products, Inc.

Ball Corporation

Battelle Memorial Institute

Beazer Homes USA, Inc.

BorgWarner Inc.

Brightpoint, Inc.

Brunswick Corporation

Cameron International Corporation

Campbell Soup Company

Chicago Bridge and Iron Company

Chiquita Brands International, Inc.

Church & Dwight Company, Inc.

The Clorox Company

Colgate-Palmolive Company

ConAgra Foods, Inc.

Cooper Industries, Ltd.

Corn Products International Inc.

Covidien

Del Monte Foods Company

Dover Corporation

Eastman Chemical Company

Eastman Kodak Company

Ecolab Inc.

Energizer Holdings, Inc.

Fiserv, Inc.

Flowserve Corporation

FMC Technologies

Fortune Brands, Inc.

Foster Wheeler Corporation

Gerdau Ameristeel Corporation

Goodrich Corporation

H. J. Heinz Company

Hallmark Cards, Inc.

Hanesbrands, Inc.

Harley-Davidson Motor Company Inc.

Hasbro, Inc.

The Hershey Company

Illinois Tool Works Inc.

Interpublic Group of Companies Inc.

ITT Corporation

JohnsonDiversey

Kellogg Company

Kimberly-Clark Corporation

Leggett & Platt Inc.

Lennox International Inc.

Levi Strauss & Co.

Masco Corporation

Mattel, Inc.

McDermott International, Inc.

McGraw-Hill Companies

MeadWestvaco Corporation

Molson Coors Brewing Company

Nalco Company

Navistar International

NCR Corporation

Pactiv Corporation

Parker Hannifin Corporation

PPG Industries, Inc.

Praxair, Inc.

Qualcomm Inc.

Reynolds American Inc.

Rockwell Automation

Rockwell Collins

Rohm and Haas Company

Ryder System, Inc.

S.C. Johnson & Son, Inc.

Sara Lee Corporation

Science Applications International Corporation

Sealed Air Corporation

The Shaw Group

The Sherwin-Williams Company

Smurfit-Stone Container Corporation

Solutia Inc.

Sonoco Products Company

The Stanley Works

Starwood Hotels & Resorts Worldwide, Inc.

Steelcase Inc.

Temple-Inland Inc.

Terex Corporation

The Thomson Corporation

The Timken Company

Trinity Industries, Inc.

Tupperware Brands Corporation

Unisys Corporation

United Stationers Inc.

USG Corporation

The Valspar Corporation

Visteon Corporation

Vulcan Materials Company

W. R. Grace & Co.

W.W. Grainger, Inc.

Windstream Communications

Wm. Wrigley Jr. Company

Wyndham Worldwide Corporation

2008 Summary Compensation Table

This table shows the compensation of the Company’s CEO, Chief Financial Officer and each of the other executive officers named in this section for the fiscal years set forth below.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)	Total ($)
Mark D. Ketchum,	2008	$1,291,667	—	$959,305	$1,756,603	—	$1,357,675	$538,277	$5,903,527
President and Chief Executive Officer(1)	2007	$1,200,000	—	$739,407	$910,941	$1,837,080	$1,384,257	$562,483	$6,634,168
	2006	$1,177,308	—	$2,333,269	$361,071	$2,337,662	$393,302	$975,289	$7,577,901

J. Patrick Robinson,	2008	$548,750	—	$368,730	$366,035	—	$257,359	$148,093	$1,688,967
Executive Vice President—Chief Financial Officer	2007	$533,333	—	$374,646	$290,000	$505,440	$86,055	$215,038	$2,004,512
	2006	$515,000	—	$597,375	$276,885	$633,038	$85,607	$182,688	$2,290,593

Magnus R. Nicolin,	2008	$475,000	—	$304,335	$85,245	—	—	$622,637	$1,487,217
President, Newell Rubbermaid Europe, Middle East and Africa

Hartley D. Blaha,	2008	$447,917	—	$288,399	$383,477	—	$64,225	$87,660	$1,271,678
President, Corporate Development	2007	$422,917	—	$297,861	$386,400	$400,798	—	$79,974	$1,587,950
	2006	$400,000	$16,000	$333,619	$318,034	$511,347	$29,744	$68,592	$1,677,336

William A. Burke III,	2008	$450,000	—	$345,278	$209,099	—	$105,987	$86,864	$1,197,228
Group President, Tools & Hardware

James J. Roberts,	2008	$800,000	—	$526,481	$451,968	—	$431,609	$125,095	$2,335,153
Former Executive Group President(2)	2007	$747,917	—	$540,509	$494,463	$666,095	—	$110,887	$2,559,871
	2006	$725,000	—	$815,546	$477,708	$790,540	$108,777	$106,064	$3,023,635

(1)	Mr. Ketchum. Appointed President and CEO of the Company effective February 13, 2006. Served as interim President and CEO of the Company from October 16, 2005 to February 13, 2006.

(2)	Mr. Roberts. Served as Executive Group President, Office Products, Cleaning, Organization & Décor until December 17, 2008, when he resigned from this position. Mr. Roberts’ employment with the Company ended on January 1, 2009, and he entered into a Separation Agreement and General Release dated February 12, 2009. For a description of the Separation Agreement and General Release, see “Compensation Discussion and Analysis – Roberts Severance Agreement.”

(3)	Stock Awards. The amounts in this column represent the Company’s expense for the years indicated with respect to all outstanding restricted stock awards, restricted stock units and performance share awards held by each named executive officer, disregarding any adjustments for estimated forfeitures, and thus include amounts attributable to stock awards made in both the current and prior years. See the Stock Based Compensation Footnote to the Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the years ended December 31, 2008, 2007 and 2006 for an explanation of the assumptions made by the Company in the valuation of these awards. With respect to Mr. Roberts, in December 2008, the Company reversed expense related to his forfeited restricted stock awards in connection with his termination of employment.

(4)	Option Awards. The amounts in this column represent the Company’s expense for the years indicated with respect to all outstanding stock options held by each named executive officer, disregarding any adjustments for estimated forfeitures, and thus include amounts attributable to option awards made in both the current and prior years. See the Stock-Based Compensation Footnote to the Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the years ended December 31, 2008, 2007 and 2006 for an explanation of the assumptions made by the Company in the valuation of these awards.

(5)

Change in Pension Value and Nonqualified Deferred Compensation Earnings.    The amounts in this column represent the annual net increase (but not less than zero) in the present value of accumulated benefits under the SERP and Pension Plan for the year ended December 31, 2008, determined on an annualized basis from September 30, 2007 to December 31, 2008 (the measurement date used for reporting purposes of these plans in the Company’s 2008 Form 10-K). For 2007, the foregoing annual net increase for these plans was determined from September 30, 2006 to September 30, 2007 (the measurement date used for reporting purposes of the Pension Plan in the Company’s 2007 Form 10-K) and similarly for 2006. No named executive officer participated in a plan with above-market earnings. For Messrs. Ketchum, Blaha and Nicolin (none of whom participate in the Pension Plan), this column reflects amounts only from the SERP. For Messrs. Robinson, Burke and Roberts, this column reflects aggregated amounts from the SERP and Pension Plan. The present values of accumulated benefits under the SERP and Pension Plan were determined using assumptions consistent with those used for reporting purposes of these plans in the Company’s Form 10-K for each year, with no reduction for mortality risk before age 65. Please refer to footnote (2) to the 2008 Pension Benefits table for information regarding the assumptions used to calculate the amounts in this column for 2008.

Salary.    The “Salary” column of the Summary Compensation Table shows the salaries paid in the years indicated to each of the named executive officers. Salary increases, if any, for each year are generally effective as of February 1st of that year.

Bonus.    The “Bonus” column of the Summary Compensation Table shows a one-time, lump-sum payment to Mr. Blaha in 2006 in lieu of a salary increase.

Stock Awards.    The amounts in the “Stock Awards” column of the Summary Compensation Table consist of the dollar amount of expense recognized in the years indicated for financial statement reporting purposes in respect of restricted stock, restricted stock units and performance share awards for each named executive officer (disregarding any adjustments for estimated forfeitures).

Restricted Stock.    The restricted stock awarded to each named executive officer in 2008 under the LTIP, based on performance in 2007, represented 42.9% of the target opportunities. The restricted stock awarded to each named executive officer in 2007 under the LTIP, based on performance in 2006, represented 81.3% of the target opportunities. The restricted stock awarded in 2006 to each named executive officer, other than the CEO, under the LTIP, based on performance in 2005, represented 87.5% of target opportunities. The CEO did not receive an award of restricted shares in 2006 pursuant to the LTIP. However, in February 2006, the Company granted Mr. Ketchum 50,000 shares of restricted stock on a one-time basis under the terms of his employment as CEO, which shares vested in February 2007, one year after the date of grant. In addition, Mr. Burke received an additional grant of 10,000 shares of restricted stock in 2008 in connection with his promotion to Group President. Shares of restricted stock granted are generally subject to a risk of forfeiture and restrictions on transfer which lapse three years (other than in the case of the 2006 award to Mr. Ketchum) after the date of the award only if the executive remains employed by the Company. Vesting may be accelerated as a result of retirement, death or disability, or certain changes in control of the Company. Holders of restricted stock are entitled to vote their restricted shares and receive dividends at the rate paid to all holders of the Company’s common stock.

Restricted Stock Units.    The Company awarded each of Mr. Nicolin and Mr. Burke 15,000 restricted stock units on December 12, 2008, as a retention grant. The restricted stock units vest 50% on the second anniversary of the date of grant and 50% on the third anniversary of the date of grant.

Performance Shares.    The performance share awards made in 2006 provided the named executive officers (other than Mr. Ketchum) the right to receive unrestricted common stock in 2007 based on the extent to which the Company achieved 2006 performance goals under the Bonus Plan. Because those goals were met above target levels, each of those named executive officers received shares having a market value as of February 13, 2007 (the date on which the shares were issued to the named executive officers) equal to 35.5% of the individual’s base salary during 2006, which reflects the reduction in the individual’s target cash bonus (as a percentage of salary) from 2005 to 2006.

In connection with Mr. Ketchum’s service as interim President and CEO, the Company awarded him a performance share award in 2006. That award entitled him to receive up to 50,000 shares of unrestricted stock of the Company in 2007. The award was based equally on attainment of the performance goals for

2006 under the Bonus Plan, which were met as described above, and on attainment of the individual performance criteria established by the Board of Directors for 2006. The Board determined in 2007 that it was satisfied with Mr. Ketchum’s performance relative to these criteria and did not exercise its discretion to reduce the number of shares of Company stock awarded to Mr. Ketchum. As a result, Mr. Ketchum received the full award of 50,000 shares in February 2007. The Company did not award performance shares in 2008 or 2007.

Awards under Amended LTIP.    The Company made equity grants to Messrs, Ketchum, Robinson, Nicolin, Blaha and Burke in February 2009 pursuant to the amended LTIP. These awards were as follows: Mr. Ketchum, 472,000 stock options, 184,000 time-based restricted stock units and 184,000 performance-based restricted stock units; Mr. Robinson, 71,000 stock options, 24,750 time-based restricted stock units and 24,750 performance-based restricted stock units; Mr. Nicolin, 47,000 stock options, 20,750 time-based restricted stock units and 20,750 performance-based restricted stock units; Mr. Blaha, 47,000 stock options, 20,750 time-based restricted stock units and 20,750 performance-based restricted stock units; and Mr. Burke, 76,500 stock options, 29,000 time-based restricted stock units and 29,000 performance-based restricted stock units. The expense recognized in 2009 for these awards will be reported in next year’s Summary Compensation Table along with other 2009 compensation. Additional explanation of the amended LTIP and the terms of the awards made pursuant thereto appears under the caption “Compensation Discussion and Analysis—Long-Term Incentive Compensation—Amended LTIP.”

Option Awards.    The amounts in the “Option Awards” column of the Summary Compensation Table consist of the dollar amount of expense recognized for financial statement reporting purposes in respect of stock option awards for each named executive officer, computed in accordance with FAS 123(R) (disregarding any adjustments for estimated forfeitures). All options granted to the named executive officers in the years indicated have an exercise price equal to the closing sale price of the common stock on the date of grant, become exercisable in annual cumulative installments of 20% of the number of options granted over a five-year period and have a maximum term of ten years. Vesting may be accelerated and earlier exercise permitted as a result of death, disability or retirement, or certain changes in control of the Company. Actual gains, if any, on stock option exercises are dependent on several factors, including the future performance of the common stock, overall market conditions and the continued employment of the named executive officer, and may be more or less than the fair value assigned to stock option awards under FAS 123(R).

Non-Equity Incentive Plan Compensation.    The “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table shows the cash bonus the Company awarded under the Bonus Plan to each named executive officer. The Company pays all of these amounts, if any, in the month of February following the year in which they are earned.

Each of the named executive officers is eligible to participate in the Bonus Plan. Cash payouts under the Bonus Plan are tied to the Company’s performance against objective criteria established by the Organizational Development & Compensation Committee. Each year, the performance goals for cash bonus payments to the named executive officers were based on the Company’s Earnings Per Share, Cash Flow, Internal Sales Growth and, until 2008, Total Shareholder Return. In the case of those named executive officers who are Group or Region Presidents, the goals were based 50% on those overall Company performance goals and 50% on their individual Group’s or Region’s Operating Income, Cash Flow and Internal Sales Growth. The bonus amount payable is a percentage of salary based upon a participant’s participation category and the level of attainment of the applicable performance goals. Performance below the target levels will result in lower or no bonus payments, and performance above the target levels will result in higher bonus payments.

With respect to the 2008 Bonus Plan, performance was generally below the applicable target levels and resulted in no bonus payments to the named executive officers. With respect to the 2007 Bonus Plan, the applicable Company performance targets were achieved at a 145.8% level and the bonus payout to the CEO equaled $1,837,080 or 153.1% of his salary. For the other named executive officers, whose 2006 and 2007 non-equity incentive plan compensation is disclosed, since the applicable performance goal targets were achieved at levels ranging from 131.2% to 189.1% in 2006 and 86.4% to 145.8% in 2007 (based on relative differences in attainment of Company and individual Group performance goals), the bonus payouts ranged from 85.3% to 122.9% and 56.2% and 94.8% of salary in 2006 and 2007, respectively. For 2006, since the applicable Company performance goal targets were achieved at a 189.1% level, the bonus payout to the CEO equaled $2,337,662, or 198.6% of his salary under the 2006 Bonus Plan. For both 2007 and 2006, the CEO could have received a maximum bonus payout of 210% of salary, and each of the other named executive officers could have received a maximum bonus payout of 130% of salary. Additional explanation of the non-equity incentive plan compensation for each named executive officer appears above under the caption “Compensation Discussion and Analysis—Annual Incentive Compensation” and below in the footnotes to the Grants of Plan-Based Awards table.

For 2008, the Committee also provided Mr. Nicolin with the opportunity under the Special Bonus Plan to earn an annual incentive payment, in addition to and separate from any payment under the Bonus Plan. Additional explanation of the Special Bonus Plan appears above under the caption “Compensation Discussion and Analysis—Annual Incentive Compensation—Nicolin Special Bonus Plan.”

All Other Compensation.    The “All Other Compensation” column of the Summary Compensation Table reflects the following amounts for each named executive officer in 2008.

Name	Personal Use of Aircraft (1)	Other Perquisites and Personal Benefits (2)	401(k) Plan (3)	SERP Cash Account Credit (4)	Insurance Premiums (5)	Total
Mark D. Ketchum	$283,850	$21,197	$11,500	$217,000	$4,730	$538,277
J. Patrick Robinson	$24,992	$28,701	$18,400	$72,633	$3,367	$148,093
Magnus R. Nicolin	—	$554,400	$18,400	$46,550	$3,287	$622,637
Hartley D. Blaha	—	$29,692	$16,100	$39,524	$2,344	$87,660
William A. Burke III	—	$19,981	$18,400	$45,712	$2,771	$86,864
James J. Roberts	—	$17,959	$15,867	$88,240	$3,029	$125,095

(1)	Personal Use of Aircraft. This column shows the estimated incremental cost to the Company in 2008 of providing personal use of Company-owned aircraft to Messrs. Ketchum and Robinson. The estimated cost of aircraft usage by the named executive officers is determined by multiplying flight hours by an average estimated hourly cost of operating the aircraft. The hourly cost is calculated at the beginning of each year by dividing total budgeted variable expenses, such as fuel, equipment repair, supplies, pilot lodging, meals and transportation, airport services and aircraft catering, by estimated flight hours for the year.

(2)	Other Perquisites and Personal Benefits. The amounts in this column consist of (a) the incremental cost to the Company of providing personal use of a leased Company automobile to each named executive officer; (b) all amounts paid by the Company to or on behalf of Messrs. Ketchum, Robinson, Nicolin, Blaha and Roberts in respect of tax planning and return preparation services; (c) all amounts paid by the Company for physical examinations of each named executive officer, which are permitted pursuant to Company policy; and (d) all amounts paid by the Company for the reimbursement of club dues for Mr. Burke. With respect to Mr. Nicolin, amounts in this column include certain living expenses, tax restoration payments and other expenses borne by the Company in connection with his international assignment. The perquisites and personal benefits received by Mr. Nicolin in 2008 pursuant to these arrangements include: $127,206 for housing expenses in Paris, France; $116,000 for mortgage reimbursement payments related to his home in the U.S.; $163,447 in net tax equalization payments; and $117,184 in goods and services differential payments. Except for the mortgage reimbursement for his U.S. residence, Mr. Nicolin received these benefits and allowances under the Company’s Long-Term Standard International Assignment Policy (the “International Assignment Policy”), which is applicable to all employees in similar circumstances and is designed to minimize any financial detriment or gain to the employee from an international assignment. Mr. Nicolin is not subject to a provision in the International Assignment Policy that places a cap of $160,000 annual base salary as the amount to be applied in the calculation of the goods & services differential allowance.

(3)	401(k) Plan. This column shows the amount of all Company matching and retirement contributions made for 2008 under the Company’s 401(k) Savings and Retirement Plan on behalf of each named executive officer.

(4)	SERP Cash Account Credit. Each of the named executive officers is eligible to participate in the 2008 Deferred Compensation Plan and the SERP Cash Account. This column shows the annual employer credit for 2008 (exclusive of employee deferrals) which will be credited to each named executive officer’s account under the 2008 Deferred Compensation Plan in 2009, which is referred to as a “SERP Cash Account”, as described below under “Deferred Compensation Plans.”

(5)	Insurance Premiums. This column shows all amounts paid by the Company on behalf of each named executive officer in 2008 for (a) life insurance premiums: Mr. Ketchum, $3,026; Mr. Robinson, $1,663; Mr. Nicolin, $1,583; Mr. Blaha, $640; Mr. Burke, $1,067; and Mr. Roberts, $1,325 and (b) long-term disability insurance premiums of $1,704 for each named executive officer.

Compensation Arrangement with CEO

On February 13, 2006, with the approval of the independent members of its Board of Directors, the Company entered into a written compensation arrangement with Mr. Ketchum in connection with his appointment as the Company’s President and CEO. The terms of this arrangement included the opportunity to participate in the Company’s plans made available to executives generally, as well as the following:

•

Participation in the SERP and SERP Cash Account. Mr. Ketchum is entitled to receive three years of credited service under the SERP and SERP Cash Account for each year of his first five years of completed service, and then one year of credited service for each year of completed service thereafter. The additional years of service credited to Mr. Ketchum will be forfeited in the event his employment terminates prior to completing five years of service. The foregoing additional years of service applies for both vesting and benefit amount purposes for the SERP and solely for vesting purposes for the SERP Cash Account, but does not take effect for vesting purposes under either plan until he has five years of actual service. See the table and related description below under the captions “Retirement Plans—SERP” and “Retirement Plans—Deferred Compensation Plans.”

•

A one-time grant on February 13, 2006 of a stock option under the 2003 Stock Plan to acquire 200,000 shares of Company stock, with an exercise price equal to the closing price of the Company stock on February 13, 2006 and vesting at a rate of 20% per year over five years. See the “Option Awards” column of the Summary Compensation Table, which includes the expense recognized by the Company in 2008, 2007 and 2006 associated with this award.

•

A one-time award on February 13, 2006 of 50,000 restricted shares under the Company’s 2003 Stock Plan, with a one-year cliff vesting period, which grant was approved by the Company’s stockholders in connection with their approval of the amendment and restatement of the 2003 Stock Plan. See the “Stock Awards” column of the Summary Compensation Table, which includes the expense recognized by the Company in 2007 and 2006 associated with this award, and the related description under the caption “Summary Compensation Table—Stock Awards.”

Mr. Ketchum had served as the interim President and CEO of the Company from October 16, 2005 until February 13, 2006. On November 5, 2005, with the approval of the independent members of its Board of Directors, the Company entered into a compensation arrangement with Mr. Ketchum in connection with his interim service. The terms of this arrangement included:

•

A grant on November 9, 2005 of a stock option under the 2003 Stock Plan to acquire up to 75,000 shares of Company stock, with an exercise price equal to the closing price of the Company stock on November 9, 2005. If his employment with the Company had terminated for any reason (including in connection with the hiring of a new President and CEO) within one year of the grant date, he would have been required to forfeit a portion of the option based on the number of full and partial months in the one-year period during which Mr. Ketchum did not serve as President and CEO. The option is subject to a vesting schedule whereby 20% of the option vests on each anniversary of the grant date while he is employed or in continued service on the Board of Directors.

•

An award of performance shares granted in 2006 under the 2003 Stock Plan, entitling him to receive up to 50,000 shares of unrestricted stock of the Company in 2007. The award was based upon attainment of the CEO performance goals set forth in the Bonus Plan for 2006 and/or upon attainment of the individual performance criteria established by the Board of Directors. See the “Stock Awards” column of the Summary Compensation Table, which includes the expense recognized by the Company in 2007 and 2006 associated with this award, and the related description under the caption “Summary Compensation Table—Stock Awards.”

2008 Grants of Plan-Based Awards

This table sets forth information for each named executive officer with respect to (1) estimated possible payouts under non-equity incentive plan awards that could be earned for 2008, (2) stock awards made in 2008, and (3) stock options granted in 2008.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number Of Shares Of Stock Or Units (#)(5)	All Other Option Awards: Number Of Securities Underlying Options (#)(6)	Exercise Or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards (7)
		Threshold ($)(2)	Target ($)(3)	Maximum ($)(4)
Mark D. Ketchum	2/13/2008				44,151			$1,029,601
	2/13/2008					594,080	$23.32	$2,388,202
	2/13/2008	—	$1,356,250	$2,712,500

J. Patrick Robinson	2/13/2008				9,842			$229,515
	2/13/2008					90,000	$23.32	$361,800
	2/13/2008	—	$356,688	$713,375

Magnus Nicolin	2/13/2008				8,738			$203,770
	2/13/2008					70,000	$23.32	$281,400
	12/12/2008				15,000			$189,750
	2/13/2008	—	$413,750	$827,500

Hartley D. Blaha	2/13/2008				7,818			$182,316
	2/13/2008					70,000	$23.32	$281,400
	2/13/2008	—	$291,146	$582,292

William A. Burke III	2/13/2008				18,278			$426,243
	2/13/2008					100,000	$23.32	$402,000
	12/12/2008				15,000			$189,750
	2/13/2008	—	$292,500	$585,000

James J. Roberts	2/13/2008				14,717			$343,200
	2/13/2008					120,000	$23.32	$482,400
	2/13/2008	—	$520,000	$1,040,000

(1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards. Potential payouts under the Bonus Plan were based on performance in 2008. Thus, the information in the “Target” and “Maximum” columns reflect the range of potential payouts when the performance goals were set in February 2008. As shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table, no amounts were actually paid under the Bonus Plan for 2008, and with respect to Mr. Nicolin only, no amounts were actually paid under the Special Bonus Plan for 2008.

(2)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards—Threshold. Pursuant to the Bonus Plan and the Special Bonus Plan, performance at or below a specific percentage of a target goal will result in no payment with respect to that performance goal. For the performance goals applicable to the Bonus Plan and the Special Bonus Plan in 2008, none of these minimum performance levels were satisfied.

(3)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards—Target. Pursuant to the Bonus Plan, for Mr. Ketchum, the amount shown in this column represents 105% of his salary for 2008, and for each other named executive officer, the amount shown in this column represents 65% of his salary for 2008. Pursuant to the Special Bonus Plan, for Mr. Nicolin, the amount shown in this column also includes $105,000 for 2008.

(4)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards—Maximum. Pursuant to the Bonus Plan, for Mr. Ketchum, the amount shown in this column represents 210% of his salary for 2008, and for each other named executive officer, the amount shown in this column represents 130% of his salary for 2008. Pursuant to the Special Bonus Plan, for Mr. Nicolin, the amount shown in this column also includes $210,000 for 2008.

(5)	All Other Stock Awards: Number of Shares of Stock or Units. This column shows the number of shares of restricted stock awarded to the named executive officers in 2008 under the LTIP, based on performance for 2007. With respect to Mr. Burke, the amount includes an additional grant of 10,000 shares of restricted stock in February 2008 in connection with his promotion to Group President, and with respect to Messrs. Nicolin and Burke, the amount includes a December 2008 retention grant of 15,000 restricted stock units.

(6)	All Other Option Awards: Number of Securities Underlying Options. This column shows the number of shares that may be issued to the named executive officer on exercise of stock options granted in 2008.

(7)	Grant Date Fair Value of Stock and Option Awards. This column shows the grant date fair value of awards of restricted stock, restricted stock units and stock options to the named executive officers, computed in accordance with FAS 123(R). See the Stock Based Compensation Footnote to the Consolidated Financial Statements included in the Company’s 2008 Annual Report on Form 10-K for an explanation of the assumptions made by the Company in valuing these awards.

Outstanding Equity Awards at 2008 Fiscal Year-End

This table sets forth information for each named executive officer with respect to (1) each grant of options to purchase Company common stock that was made at any time, has not been exercised, and remained outstanding at December 31, 2008, and (2) each award of restricted stock and restricted stock units that was made at any time, has not vested, and remained outstanding at December 31, 2008.

	Option Awards(1)				Stock Awards
Name	Number Of Securities Underlying Unexercised Options (#) Exercisable	Number Of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number Of Shares Or Units Of Stock That Have Not Vested (#)(2)	Market Value Of Shares Or Units Of Stock That Have Not Vested ($)(3)
Mark D. Ketchum(4)	6,000	4,000	$22.38	2/10/2015	108,399	$1,060,142
	2,400	1,600	$21.68	5/11/2015
	45,000	30,000	$22.81	11/9/2015
	80,000	120,000	$23.62	2/13/2016
	80,000	320,000	$30.37	2/6/2017
	0	594,080	$23.32	2/13/2018
J. Patrick Robinson(5)	22,500	0	$24.67	5/7/2011	42,412	$414,789
	7,725	0	$24.00	5/9/2011
	8,550	0	$26.30	5/16/2011
	24,800	0	$35.34	5/9/2012
	30,000	0	$29.34	5/8/2013
	22,750	7,000	$22.98	5/13/2014
	18,750	15,000	$22.38	2/10/2015
	14,000	24,000	$23.99	2/8/2016
	12,000	48,000	$30.37	2/6/2017
	0	90,000	$23.32	2/13/2018
Magnus R. Nicolin(6)	5,000	20,000	$30.37	2/6/2017	39,450	$385,821
	0	70,000	$23.32	2/13/2018
Hartley D. Blaha(7)	150,000	0	$22.15	10/1/2013	33,115	$323,865
	24,000	6,000	$22.98	5/13/2014
	21,000	14,000	$22.38	2/10/2015
	14,000	21,000	$23.99	2/8/2016
	8,000	32,000	$30.37	2/6/2017
	0	70,000	$23.32	2/13/2018
William A. Burke III(8)	36,600	0	$31.66	12/4/2012	56,678	$554,311
	15,000	0	$29.34	5/8/2013
	24,000	6,000	$22.98	5/13/2014
	12,000	8,000	$22.38	2/10/2015
	10,000	15,000	$23.99	2/8/2016
	4,000	16,000	$30.37	2/6/2017
	0	100,000	$23.32	2/13/2018
James J. Roberts(9)	67,900	0	$26.50	3/30/2011	60,569	$592,365
	21,240	0	$24.00	5/9/2011
	31,800	0	$35.34	5/9/2012
	37,500	0	$29.34	5/8/2013
	84,700	0	$28.40	6/2/2013
	20,000	10,000	$22.98	5/13/2014
	10,000	20,000	$22.38	2/10/2015
	20,000	30,000	$23.99	2/8/2016
	12,000	48,000	$30.37	2/6/2017
	0	120,000	$23.32	2/13/2018

(1)	Option Awards. Each option grant has a ten-year term and vests in equal annual installments of 20% commencing one year from the date of grant, with full vesting occurring on the fifth anniversary of the date of grant. Thus, the vesting date for each option award in this table can be calculated accordingly. Vesting may be accelerated and earlier exercise permitted as a result of death, disability, retirement or certain changes in control of the Company. All options were granted at market value on the date of grant, based on the closing market price of the common stock for such date as reported in The Wall Street Journal.

(2)	Number of Shares or Units of Stock That Have Not Vested. Represents all restricted stock and restricted stock unit awards held by the named executive officer as of December 31, 2008. All restricted stock awarded to the named executive officers vests on the third anniversary of the date of grant. The restricted stock units awarded to Mr. Nicolin and Mr. Burke on December 12, 2008 vest 50% on the second anniversary of the date of grant and 50% on the third anniversary of the date of grant. Vesting may be accelerated as a result of death, disability or retirement or upon certain changes in control of the Company.

(3)	Market Value of Shares or Units of Stock That Have Not Vested. Represents the number of shares of common stock covered by the restricted stock and restricted stock unit awards valued using $9.78 (the closing market price of the Company’s common stock as reported in The Wall Street Journal for December 31, 2008).

(4)	Vesting Dates—Ketchum. The vesting dates of the restricted stock awards are February 6, 2010 (64,248 shares) and February 13, 2011 (44,151 shares).

(5)	Vesting Dates—Robinson. The vesting dates of the restricted stock awards are February 9, 2009 (18,783 shares), February 6, 2010 (13,787 shares), and February 13, 2011 (9,842 shares).

(6)	Vesting Dates—Nicolin. The vesting dates of the restricted stock awards are August 15, 2009 (5,000 shares), February 6, 2010 (10,712 shares), and February 13, 2011 (8,738 shares). The vesting dates of the restricted stock units are December 12, 2010 (7,500 shares) and December 12, 2011 (7,500 shares).

(7)	Vesting Dates—Blaha. The vesting dates of the restricted stock awards are February 9, 2009 (14,589 shares), February 6, 2010 (10,708 shares), and February 13, 2011 (7,818 shares).

(8)	Vesting Dates—Burke. The vesting dates of the restricted stock awards are February 9, 2009 (13,495 shares), February 6, 2010 (9,905 shares), and February 13, 2011 (18,278 shares). The vesting dates of the restricted stock units are December 12, 2010 (7,500 shares) and December 12, 2011 (7,500 shares).

(9)	Vesting Dates—Roberts. Mr. Roberts resigned as Executive Group President—Office Products, and Cleaning, Organization & Décor on December 17, 2008, and his employment with the Company ended on January 1, 2009. Pursuant to a Separation Agreement and General Release entered into on February 12, 2009, Mr. Roberts was permitted to exercise any vested options through March 31, 2009, and he was also permitted to vest in his February 2006 restricted stock grant of 26,443 shares, which vested on February 9, 2009. Mr. Roberts was required to forfeit, effective January 1, 2009, the remaining shares of restricted stock and all unvested stock options.

2008 Option Exercises and Stock Vested

This table sets forth information concerning (1) the exercise during 2008 of options to purchase shares of common stock by each named executive officer, (2) the dollar amount realized on exercise of the exercised options, (3) the acquisition of shares of common stock on vesting during 2008 of restricted stock awards, and (4) the value of those vested shares.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired On Vesting (#)	Value Realized On Vesting ($)
Mark D. Ketchum	—	—	2,000	$40,380	(1)
J. Patrick Robinson	—	—	13,126	$296,648	(2)
Magnus R. Nicolin	—	—	—	—
Hartley D. Blaha	—	—	11,171	$252,465	(2)
William A. Burke III	—	—	9,774	$220,892	(2)
James J. Roberts	—	—	20,247	$457,582	(2)

(1)	Value Realized on Vesting-Ketchum. Represents the number of shares of restricted stock which vested on May 12, 2008, valued using the closing market price of the Company’s common stock as reported in The Wall Street Journal for May 12, 2008 ($20.19).

(2)	Value Realized on Vesting-Robinson, Blaha, Burke, Roberts. Represents the number of shares of restricted stock which vested on February 11, 2008, valued using the closing market price of the Company’s common stock as reported in The Wall Street Journal for February 11, 2008 ($22.60).

Retirement Plans

The Company provides its eligible executives with retirement benefits using a combination of the Company’s Pension Plan, 401(k) Savings and Retirement Plan, Supplemental Executive Retirement Plan (“SERP”) and Deferred Compensation Plans.

2008 Pension Benefits

The Company provides defined benefit pension benefits under the SERP and the Pension Plan. This table shows (1) the years of credited service for benefit purposes currently credited to each named executive officer under the SERP and Pension Plan as of December 31, 2008 and (2) the current present value of the accumulated benefits payable under the SERP and Pension Plan to each named executive officer as of December 31, 2008 (if commencing at age 65).

Name	Plan Name	Number of Years Credited Service(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Mark D. Ketchum	SERP	9 years, 7.5 months	$3,469,125	—
J. Patrick Robinson	SERP	7 years, 7 months	$521,158	—
	Pension Plan	3 years, 7 months	$65,453	—
Magnus R. Nicolin	SERP	2 years, 5 months	$0	—
Hartley D. Blaha	SERP	5 years, 3 months	$109,475	—
William A. Burke III	SERP	6 years, 1 month	$130,380	—
	Pension Plan	2 years, 1 month	$28,830	—
James J. Roberts	SERP	7 years, 9 months	$629,551	—
	Pension Plan	3 years, 9 months	$56,123	—

(1)	Years of Credited Service. The years of credited service for benefit purposes shown in this column for the SERP are calculated as of December 31, 2008, the measurement date used for reporting purposes in the Company’s 2008 Form 10-K. The years of credited service for benefit purposes for the Pension Plan are through December 31, 2004, the effective date for which the Pension Plan discontinued future benefit accruals. The years of credited service shown in the table for Mr. Ketchum are three times his 38.5 months of actual years of completed service as of December 31, 2008. As part of his compensation arrangement with the Company, Mr. Ketchum is entitled to receive three years of credited service under the SERP for each year of his first five years of completed service, and then one year of credited service for each year of completed service thereafter. The additional years of credited service will be forfeited if Mr. Ketchum’s employment terminates prior to the completion of five years of service. The present value of Mr. Ketchum’s accumulated benefit based on his actual years of completed service (38.5 months) is $654,420.

(2)	Present Value of Accumulated Benefit. The present value of accumulated benefits shown in this column are calculated as of December 31, 2008, the measurement date used for reporting purposes in the Company’s 2008 Form 10-K. Assumptions used in determining these amounts include a 6.25% discount rate and the RP-2000 projected to 2008 Combined Healthy Mortality Table, consistent with assumptions used for reporting purposes in the Company’s 2008 Form 10-K of the present value of accumulated benefits under the SERP and Pension Plan, except without reduction for mortality risk before age 65. See Footnote 12 to the Consolidated Financial Statements contained in the Company’s 2008 Annual Report on Form 10-K for information regarding the assumptions made by the Company for reporting purposes in the Company’s 2008 Form 10-K. Present values for the SERP reflect an offset for the Pension Plan benefit which the named executive officer would receive if the Company had not frozen enrollment and benefit accruals under the Pension Plan effective December 31, 2004.

SERP

The SERP is intended to offer competitive benefits to attract and retain executive talent and covers executives who were participants prior to January 1, 2007. All named executive officers participate in the SERP.

The material terms and conditions of the SERP as they pertain to the named executive officers include the following:

Eligibility.    An executive generally is eligible to participate in the SERP if he is an officer of the Company or a participating affiliate with a title of Vice President or President or above, which includes all of the named executive officers.

Gross Benefit Formula.    The SERP calculates a gross retirement benefit prior to applying certain benefit offsets. The gross SERP benefit formula is as follows:

•

For participants with a title of President or above on December 31, 2003 (which includes Messrs. Robinson, Blaha, Burke and Roberts): a monthly benefit equal to 1/12 of 67% of average compensation for the five consecutive years in which it was highest, reduced proportionately if years of credited service are less than 25.

•

For participants who are hired with or promoted to a title of President or above after December 31, 2003 (which includes Messrs. Ketchum and Nicolin): a monthly benefit equal to 1/12 of 50% of average compensation for the five consecutive years in which it was highest, reduced proportionately if years of credited service are less than 25.

Compensation.    Compensation for purposes of the gross SERP benefit formula includes base salary and cash bonus, unreduced for amounts deferred pursuant to the Company’s 401(k) Savings and Retirement Plan, Deferred Compensation Plans and the Flexible Benefits Plan. For an executive employed before January 1, 2006 (namely, Messrs. Ketchum, Robinson, Blaha, Burke and Roberts), the amount of bonus compensation for 2006 and subsequent years included in the calculation of a participant’s SERP benefit is adjusted to equal the amount that would have been received by the executive under the Bonus Plan in effect for 2005, prior to the revision of such percentages for 2006, rather than actual bonus payouts, subject to certain limits. For an executive employed on or after January 1, 2006 (namely, Mr. Nicolin), the amount of bonus compensation is the executive’s actual paid bonus amount. In any event, salary and bonuses exclude restricted stock awards that were made in 2005 and 2006 under the LTIP in connection with the reduction of a participant’s target bonus opportunity.

Social Security and Pension Benefit Offsets.    The gross SERP benefit of each named executive officer is reduced by his monthly primary Social Security benefit and Pension Plan benefit at age 65. The offset for the Pension Plan benefit is based on his marital status (i.e., a joint and 50% survivor annuity if married and a single life annuity if not married), includes the benefit the named executive officer would receive if the Company had not frozen new enrollment and benefit accruals under the Pension Plan effective December 31, 2004 and is applied without regard to his vested status in any actual Pension Plan benefit.

SERP Present Value, Cash Account Offset.    The executive’s gross SERP benefit, as reduced by his foregoing Social Security and Pension Plan benefit amounts, is converted to a lump sum present value amount as of the January 1st after the year of the executive’s termination of employment. The actuarial assumptions for this purpose are the interest rate and mortality assumptions used by the Company for financial reporting purposes for the year of the executive’s termination of employment (as described in footnote (2) to the 2008 Pension Benefits table), except using a unisex mortality table and without reduction for mortality risk before age 65. The lump sum amount is then reduced (to not less than zero) by the participant’s SERP Cash Account under the 2008 Deferred Compensation Plan as of the January 1st after the year of the executive’s termination of employment (which includes the full balance of the SERP Cash Account, including any contribution to the SERP Cash Account for the year of termination of employment), applied without regard to the vested percentage of his SERP Cash Account. For a detailed explanation of the SERP Cash Account benefit under the 2008 Deferred Compensation Plan, see the discussion below under the caption “Deferred Compensation Plans.”

Benefit Entitlement.    A participant becomes vested in his SERP benefit as follows: (1) upon employment on or after age 60, (2) upon involuntary termination with 15 years of credited service, (3) upon death during employment, (4) upon 15 years of credited service, if employed on the date of any sale of his affiliate or division of the Company, (5) if the sum of the participant’s whole and fractional years of age and service is 75 or more and the participant is at least 55 with five years of service, is not terminated for cause and enters into certain restrictive covenants with the Company or (6) upon a change in control of the Company, as defined in the Newell Rubbermaid Inc. 2003 Stock Plan. No named executive officer is vested under the SERP as of December 31, 2008.

Time and Form of Benefit Payment.    An executive will receive his SERP benefit at the same time and in the same form as payment of his SERP Cash Account under the 2008 Deferred Compensation Plan (i.e., a lump sum or in annual installments not to exceed ten years). The payment or commencement of the SERP benefit will be made in the year after the year of the executive’s termination of employment, but not sooner than six months after the date of such termination.

Forfeiture Events.    A participant will forfeit the SERP benefit if his employment is terminated due to fraud, misappropriation, theft, embezzlement or intentional breach of fiduciary duty, he competes with the Company in the areas that it serves, he makes an unauthorized disclosure of trade or business secrets or privileged information, he is convicted of a felony connected with his employment or he makes a material misrepresentation in any document he provides to or for the Company.

Assumptions.    The assumptions used in calculating the present value of the accumulated benefit under the SERP are set forth in footnote (2) to the 2008 Pension Benefits table above.

Additional Service.    The Company does not generally grant extra years of credited service under the SERP but makes this determination on an individual basis. The additional credited service which Mr. Ketchum can earn (as described in footnote (1) to the 2008 Pension Benefits table above) for benefit amount purposes is intended to provide him with a meaningful SERP benefit, which he would not otherwise be able to earn given his age and employment date.

Pension Plan

The Pension Plan is a tax-qualified pension plan covering all eligible employees of the Company. The Pension Plan was amended to cease future benefit accruals for non-union employees, including the named executive officers, beginning January 1, 2005, so no non-union employees earn additional benefits under the Pension Plan after December 31, 2004. The material terms and conditions of the Pension Plan as they pertain to the named executive officers include the following:

Eligibility.    Named executive officers who were not participants as of December 31, 2004 do not participate in the Pension Plan. Because they were not participants as of that date, Messrs. Ketchum, Blaha and Nicolin do not participate in the Pension Plan. The other named executive officers are participants in the Pension Plan, namely Messrs. Robinson, Burke and Roberts.

Benefit Formula.    For service years from 1982 through 1988, benefits accrued at the rate of 1.1% of compensation not in excess of $25,000 for each year plus 2.3% of compensation in excess of $25,000. For service years from and after 1989, benefits accrued at the rate of 1.37% of compensation not in excess of $25,000 for each year plus 1.85% of compensation in excess of $25,000. No more than 30 years of service are taken into account in determining benefits. Compensation includes regular or straight-time salary or wages (unreduced for amounts deferred pursuant to the 401(k) Savings and Retirement Plan or the Flexible Benefits Plan), the first $3,000 in bonuses and 100% of commissions (up to applicable Internal Revenue Code limits).

Benefit Entitlement.    A participant becomes vested in the retirement benefit after completing five years of service.

Retirement.    A participant is eligible for a normal retirement benefit based on the benefit formula described above if his or her employment terminates at or after age 65. A participant is eligible for an early retirement benefit if his or her employment terminates at or after age 60 and he or she has completed 15 years of vesting service. The early retirement benefit is equal to the normal retirement benefit described above, reduced by 0.5% for each month the benefit commences before age 65. A participant who is not eligible for a normal or early retirement benefit but has completed five years of vesting service is eligible for a deferred retirement benefit, following termination of employment, beginning at age 65 (or age 60 if the participant terminated employment with at least 15 years of vesting service, subject to a reduction of 0.5% for each month the payments begin before age 65). No named executive officer is currently eligible for a normal or early retirement benefit under the Pension Plan. Messrs. Robinson, Burke and Roberts are currently eligible for a deferred vested retirement benefit.

Form of Benefit Payment.    The benefit formula calculates the amount of benefit payable in the form of a monthly life annuity, which is the normal form of benefit for an unmarried participant. The normal form of benefit for a married participant is a joint and 50% survivor annuity, which provides a reduced monthly amount for the participant’s life with the surviving spouse receiving 50% of the reduced monthly amount for life. The participant, with spousal consent, can waive the normal form and elect to have benefits paid in various annuity forms, each of which is the actuarial equivalent of the straight life annuity forms.

Frozen Benefits.    Non-union participants do not earn any additional pension benefits after December 31, 2004. Their Pension Plan benefits are calculated using compensation and service as of December 31, 2004 and are paid in accordance with the Pension Plan. Participants continue to earn years of service after December 31, 2004 for vesting and early retirement eligibility.

Assumptions.    The assumptions used in calculating the present value of accumulated benefits under the Pension Plan are set forth in footnote (2) to the 2008 Pension Benefits table above.

Additional Service.    The Company does not grant extra years of credited service under the Pension Plan.

Newell Rubbermaid 401(k) Savings and Retirement Plan

In order to make up in part the Pension Plan benefits that stopped accruing as of December 31, 2004, the Company amended its 401(k) Savings and Retirement Plan to provide retirement contributions for eligible non-union participants beginning in 2005. The material terms and conditions of the retirement contributions to the 401(k) Savings and Retirement Plan as they pertain to the named executive officers include the following:

The Company makes retirement contributions to a participant’s account each year in accordance with the following schedule:

Age + Completed Years of Service	% of Covered Pay
Less than 40	2%
40-49	3%
50-59	4%
60 or more	5%

The retirement contributions are subject to a three-year cliff vesting schedule, which includes credit for years of service earned prior to 2005 and begins on the participant’s date of hire. The retirement contributions made for each named executive officer are reflected in the “All Other Compensation” column of the Summary Compensation Table. All named executive officers, except Mr. Nicolin, are fully vested in the retirement contributions as of December 31, 2008.

2008 Nonqualified Deferred Compensation

This table shows the contributions made by each named executive officer and the Company in 2008, the earnings accrued on the named executive officer’s account balances in 2008 and the account balances at December 31, 2008 under the 2002 and 2008 Deferred Compensation Plans.

Name	Name of Plan	Executive Contributions in Last FY ($)(1)	Company Contributions in Last FY ($)(2)	Aggregate Earnings (Loss) in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)
Mark D. Ketchum	2002 Plan	—	—	—	—	—
	2008 Plan	—	$217,000	$(1,152,210)	—	$2,611,770
J. Patrick Robinson	2002 Plan	—	—	$(27,955)	—	$329,221
	2008 Plan	—	$72,633	$(43,845)	—	$377,480
Magnus R. Nicolin	2002 Plan	—	—	—	—	—
	2008 Plan	—	$46,550	$(13,266)	—	$82,035
Hartley D. Blaha	2002 Plan	—	—	—	—	—
	2008 Plan	—	$39,524	$(34,108)	—	$150,014
William A. Burke III	2002 Plan	—	—	—	—	—
	2008 Plan	—	$45,712	$(56,540)	—	$132,867
James J. Roberts	2002 Plan	—	—	—	—	—
	2008 Plan	—	$88,240	$(201,788)	—	$563,638

(1)	Executive Contributions in Last FY. None of the named executive officers contributed to the 2008 Deferred Compensation Plan in 2008.

(2)	Company Contributions in Last FY. The amount of Company contributions reported in this column for each named executive officer is included in the “All Other Compensation” column of the 2008 Summary Compensation Table as SERP Cash Account credits.

(3)	Aggregate Earnings (Loss) in Last FY. The investment earnings/loss for 2008 reported in this column for each named executive officer are not included in the Summary Compensation Table.

(4)	Aggregate Balance at Last FYE. The aggregate balance as of December 31, 2008 reported in this column for each named executive officer reflects amounts that were previously reported as compensation on the Summary Compensation Table for the 2006 and 2007 fiscal years, including (a) the employee contribution of $2,303,766 made by Mr. Ketchum in 2007 that related to the bonus he earned in 2006, as reported in the Non-Equity Incentive Compensation Column of the 2006 Summary Compensation Table and (b) SERP Cash Account credits of $287,875, $112,688, $150,509 and $37,328 made on behalf of Messrs. Ketchum, Robinson, Roberts and Blaha, respectively and reported in the All Other Compensation Column of the 2006 and 2007 Summary Compensation Tables.

Deferred Compensation Plans

The Company maintains the 2002 Deferred Compensation Plan (the “2002 Plan”) and the 2008 Deferred Compensation Plan (the “2008 Plan”). The 2008 Plan, which was adopted effective as of January 1, 2008, succeeded the 2002 Plan with respect to all SERP Cash Accounts held under the 2002 Plan and executive deferrals (and earnings thereon) made under the 2002 Plan on and after January 1, 2005. The 2002 Plan will continue to govern the distribution of deferrals that were made prior to January 1, 2005, but no additional amounts (other than earnings on prior deferrals) will be credited under the 2002 Plan.

2008 Plan

The material terms and conditions of the 2008 Plan as they pertain to the named executive officers for 2008 are as follows:

Eligibility.    Employees designated by the Company’s Benefit Plans Administrative Committee are eligible to participate. All of the named executive officers are eligible to participate.

Participant Contributions.    For each calendar year, a participant can elect to defer up to 50% of his base salary and up to 100% of any cash bonus paid for the calendar year to the 2008 Plan. The deferred amounts are credited to an account established for the participant.

SERP Cash Account Feature.    Each participant who also participates in the SERP, and each participant who is hired with or promoted to a title of Vice President or above after December 31, 2003, has a SERP Cash Account under the 2008 Plan. This includes each named executive officer. Each named executive officer who was a participant in the SERP on December 31, 2003 had the lump sum present value of his SERP benefit as of that date credited to his SERP Cash Account. In addition, the Board has approved annual contribution credits to the SERP Cash Accounts as follows:

Age + Completed Years of Service	% of Compensation
Less than 40	3%
40-49	4%
50-59	5%
60 or more	6%

Additional Contributions.    The Company may make additional matching and retirement contributions for participants whose Company matching and retirement savings contributions to the Company’s 401(k) Savings and Retirement Plan are reduced due to their deferring compensation under the 2008 Plan.

Compensation.    Compensation for purposes of the SERP Cash Account for the named executive officers includes base salary and cash bonus, unreduced for amounts deferred pursuant to the Company’s 401(k) Savings and Retirement Plan, the 2008 Plan and the Flexible Benefits Plan. The amount of bonus included in the calculation of a participant’s SERP Cash Account contributions is adjusted using a methodology based on the amount that would have been received by the executive under the Bonus Plan in effect for 2005, prior to the revision of such percentages for 2006, rather than actual bonus payouts, subject to certain limits.

Vesting.    A participant is fully vested in the portion of his account attributable to his own deferrals of salary and bonus. The SERP Cash Account portion vests over a 10-year period beginning at six years of credited service, at a rate equal to 10% per year with the participant becoming 100% vested after 15 years of credited service. In addition, a participant will become fully vested in his SERP Cash Account portion if he remains employed until the earliest of age 60, death or disability.

Further, a participant will become fully vested in the SERP Cash Account (1) if the sum of the participant’s whole and fractional years of age and service is 75 or more and the participant is at least 55 with five years of service, is not terminated for cause and enters into certain restrictive covenants with the Company or (2) upon a change in control of the Company, as defined in the 2003 Stock Plan.

Participants are fully vested in any matching contributions under the 2008 Plan. Participants will vest in the retirement savings credit after attaining three years of credited service. Participants become fully vested in the retirement savings credit upon their death, disability or upon attaining age 65.

As of December 31, 2008, Messrs. Ketchum, Nicolin and Blaha are 0% vested in their SERP Cash Account balances, while Mr. Burke is 10% vested and Messrs. Robinson and Roberts are 20% vested in their SERP Cash Account balances.

Investments.    Each participant’s account is credited with earnings and losses based on investment alternatives made available in the 2008 Plan and selected by the participant from time to time. The investment options currently offered under the Plan consist of mutual funds including stable value, total return and growth-oriented funds. The 2008 Plan does not currently provide for Company stock or fixed return investments. Participants may change investment elections daily.

Plan Funding.    Upon a change in control of the Company (as defined), the Company will establish a grantor trust and contribute to the trust an amount equal to the aggregate account balances.

Distributions.    At the time a participant makes a deferral election, he must elect whether such amount is to be paid in a lump sum or in annual installments of not more than 10 years (five years in the case of in-service distributions). Notwithstanding the participant’s payment election, his account will be paid out in a lump sum upon his termination of employment prior to attaining age 55. Upon a participant’s termination of employment, his benefits will be paid or commence to be paid in January of the following year (or July of the next following year if termination occurs during the last six months of the prior year). A participant also may elect, at the time of his initial deferral election, to have his deferrals paid in January of any year during his employment, provided that the payment date is at least two years after the year for which the election is effective and amounts subject to such payment election will become payable upon the participant’s termination of employment. Upon a participant’s death, his deferrals and Company contributions will be paid to his beneficiaries in accordance with the payment schedule that has already commenced, and with respect to those amounts which had not previously commenced to be paid, in accordance with the participant’s payment election applicable to amounts payable on a termination of employment.

Upon a participant’s termination of employment within two years following a change in control of the Company (for Internal Revenue Code Section 409A purposes), the participant’s entire undistributed account under the 2008 Plan will be paid in a lump sum on the first business day of the seventh month following the participant’s termination of employment.

A participant may also request at any time a distribution from his account of an amount necessary to satisfy an unforeseeable emergency.

2002 Plan

Effective January 1, 2008, the 2002 Plan was frozen with respect to future contributions. All amounts that were earned and vested under the 2002 Plan as of December 31, 2004 (other than amounts credited to the SERP Cash Account) continue to be governed by the terms of the 2002 Plan. Mr. Robinson is the only named executive officer who is a participant in the 2002 Plan. In general, the terms of the 2002 Plan with respect to investments and plan funding are the same as the 2008 Plan (described above).

Amounts deferred under the 2002 Plan may be paid:

•	in a lump sum or in annual installments (not to exceed 10 years) commencing in January of any year that follows the participant’s termination of employment, but not later than the January following the year the participant attains age 65; provided that if a participant’s employment terminates prior to age 60 and such termination is voluntary, or involuntary due to cause, the participant’s account will be distributed as soon as practicable.

•

in a lump sum or in annual installments (not to exceed 5 years) commencing in January of any year during the participant’s employment; provided that if the participant’s employment terminates voluntarily, or involuntarily due to cause, all scheduled in-service payments will be made as soon as practicable after such termination.

•	in an immediate lump sum at the election of the participant, subject to the requirement that the participant forfeit 10% of his or her account.

•

upon the participant’s death or disability, in the accordance with the payment schedule that has already commenced or, if payment of the participant’s account has not commenced at the time of such death or disability, in accordance with the payment schedule elected by the participant.

•

in a lump-sum upon a change in control of the Company, provided that if the election to receive any portion of the account on a change in control is made within one year of the change in control, the amount distributed to the participant will be reduced by 5%.

Potential Payments Upon Termination or Change in Control of the Company

The Company provides certain benefits to eligible employees upon certain types of termination of employment, including termination of employment following a change in control of the Company. These benefits are in addition to the benefits to which the employees would be entitled upon a termination of employment generally (i.e., vested retirement benefits accrued as of the date of termination, stock options, restricted stock and other stock-based compensation otherwise vested as of the date of termination and the right to elect continued health coverage pursuant to COBRA). Certain of the Company’s benefit plans also provide benefits to participants upon a change in control of the Company, regardless of whether a termination of employment also occurs.

The protections afforded by these various arrangements are a valuable incentive for attracting and retaining management talent. They are particularly important because the Company does not have employment agreements with management. In addition, in the event of an extraordinary corporate transaction, the benefits under the Employment Security Agreements and severance plans could prove crucial to the Company’s ability to retain management through the transaction process, and represent fair and appropriate consideration for the restrictive covenants that restrict them from competing with the Company and soliciting Company employees after termination. The benefits provided under the arrangements were determined to be market at the time they were adopted.

These incremental benefits as they pertain to the named executive officers are described below.

Termination of Employment Following a Change in Control

Employment Security Agreements

The Company has Employment Security Agreements (“ESAs”) with all executive officers, including the named executive officers, as well as certain other key employees, that provide benefits upon certain terminations of employment following a change in control of the Company. In 2008, the Company adopted a new form of ESA and all executives and key employees who were parties to an ESA under the prior form, except for Mr. Roberts, entered into ESAs using the new form, which supersede the prior ESAs. The material changes from the prior form of ESA include (1) the elimination of benefits upon an individual’s voluntary termination of employment for any reason during the 13th month following a change in control; (2) the payment of a pro rata bonus as a severance benefit; and (3) an increase in the lump sum severance payment to the CEO from two times salary and bonus to three times salary and bonus.

The ESAs with named executive officers provide for benefits upon the following types of employment termination:

•	an involuntary termination of the executive’s employment by the Company without “good cause” that occurs within 24 months after a change in control of the Company; or

•	a voluntary termination of employment for “good reason” that occurs within 24 months after a change in control of the Company.

For purposes of the ESAs:

“Change in Control” means (1) a person’s acquisition of 25% or more of the voting power of the Company’s outstanding securities; (2) a merger, consolidation or similar transaction, unless following such transaction, more than 50% of the voting power of the outstanding securities of the surviving entity is owned, in the same proportion, by substantially the persons who owned the Company’s outstanding voting securities immediately prior to the transaction; (3) a sale of all or substantially all of the Company’s assets, unless following such transaction, more than 50% of the voting power of the outstanding securities of the surviving entity is owned, in the same proportion, by substantially the persons who owned the Company’s outstanding voting securities immediately prior to the transaction; or (4) during any period of two consecutive years or less, the incumbent directors cease to constitute a majority of the Board.

“Good cause” exists if the executive engages in misconduct in the performance of his duties that causes material harm to the Company or the executive is convicted of a criminal violation involving fraud or dishonesty.

“Good reason” exists if (1) there is a material change in the nature or the scope of the executive’s authority or duties; (2) the executive is required to report to an officer with a materially lesser position or title than the officer to whom the executive reported on the date of the change in control, or in the case of the CEO, he is required to report to other than the entire Board; (3) there is a material reduction in the executive’s rate of base salary; (4) the Company changes by 50 miles or more the principal location in which the executive is required to perform services; (5) the Company terminates or materially amends, or terminates or materially restricts the executive’s participation in, any incentive plan or retirement plan so that he is not provided with a level of benefits at least equal to those provided in the aggregate by such plans prior to such termination or amendment; or (6) the Company materially breaches the provisions of the ESA. An executive’s termination will not be for good reason unless he first gives the Company 30 days notice, the Company fails to cure the situation within 30 days and the executive then terminates employment within 90 days of the initial event or occurrence constituting good reason.

The benefits provided upon such a termination of employment include the following (which are quantified on the table that follows this discussion):

•

A lump sum severance payment will be made within 30 days of the termination of employment, equal to the sum of (1) two times (three times in the case of Mr. Ketchum) the executive’s annual base salary, determined as of the date of the change in control or, if higher, the date of employment termination, (2) two times (three times in the case of Mr. Ketchum) the executive’s bonus, calculated by multiplying his base salary by his applicable payout percentage based on his job position held on the date of the change in control or, if higher, the date of employment termination, and assuming the attainment of performance goals at the 100% level, and (3) a pro rata portion of one times the bonus amount determined in (2) based on the portion of the calendar year ending on the date of the executive’s termination of employment.

•

All benefits under the SERP and Deferred Compensation Plans will become fully vested. In addition, the executive will be paid a lump sum amount, within 30 days of the termination of employment, equal to the sum of (1) the additional benefits that would have accrued under the SERP had he received service credit for the 24-month severance period; (2) the Company contributions that would have been made under the Company’s 401(k) Savings and Retirement Plan and 2008 Deferred Compensation Plan during the severance period, with such contributions based on years of age and service that includes the severance period and the executive’s deferral election in effect as of the employment termination date; and (3) the unvested portion of the executive’s benefits under the 401(k) Savings and Retirement Plan as of the date of employment termination.

•

All Company stock options held by the executive will become immediately exercisable and remain exercisable until the earlier of three years thereafter or the remaining term of the options, all restrictions on Company restricted securities held by the executive will lapse, and all performance goals on Company performance-based awards to the executive will be deemed satisfied at the highest level.

•

The executive and his spouse and eligible dependents will continue to be covered by all welfare plans of the Company during the 24-month severance period, or if earlier, until the executive is eligible for coverage under similar plans from a new employer (COBRA will be available at the end of the severance period).

•	The Company will continue to reimburse the executive for automobile expenses during the severance period or, if earlier, until he receives such reimbursement from a new employer.

•	The executive will be eligible for six months of outplacement services.

•

The Company will provide a gross-up payment to the executive to cover any excise and related income tax liability arising under Section 280G of the Internal Revenue Code as a result of any payment or benefit arising under the ESA. (The Company has determined that within the third quarter of 2009, it will adopt a policy that any newly executed ESAs will no longer provide any tax gross-up payments.)

•

If the executive dies during the severance period, all amounts payable during the remainder of the severance period will be paid to his surviving spouse or beneficiary, and the spouse and eligible dependents will continue to be covered under all applicable Company welfare plans.

•	The Company will pay any out-of-pocket expenses, including attorney’s fees, incurred by the executive in connection with enforcing or determining the validity of the ESA.

The ESAs contain restrictive covenants that prohibit the executive from (1) associating with a business that is competitive with any line of business of the Company for which the executive provided services, without the Company’s consent and (2) soliciting the Company’s agents and employees. These restrictive covenants remain in effect during the 24-month severance period.

The only provisions regarding waiver of breach of the ESAs provides that a party’s waiver of the other party’s breach of any provision of the ESA will not be considered a waiver of any of the other provisions of the ESA.

Termination of Employment—No Change in Control

The Company provides benefits to eligible employees upon certain terminations of employment that need not occur in the context of a change in control. These benefits are provided under the Company’s severance plans, 2003 Stock Plan, SERP and Deferred Compensation Plans.

Company Severance Plans

The Company has severance plans that provide benefits to non-union employees who are involuntarily terminated without cause due to a lay-off, reduction in force, reorganization or similar reason. As of December 31, 2008, these plans as they pertain to the named executive officers provide the following benefits following a qualifying termination of employment: (1) continued salary for 52 to 104 weeks, in each case as determined by the Company in its sole discretion, less any amounts paid from any state unemployment program; and (2) continued health coverage pursuant to COBRA, with the named executive officer paying active employee premium rates for the duration of the severance period. Severance benefits are not paid if (A) the named executive officer receives severance pursuant to an ESA or a separately negotiated severance agreement or (B) the named executive officer declines an offer to remain with the Company or an affiliate, unless the offer requires him to relocate more than 50 miles, involves more than a 15% reduction in total cash compensation opportunities or is not for a comparable position. If the named executive officer obtains new employment prior to the end of the severance period, he will be entitled to only 50% of the severance benefits that would have been paid for the remainder of the severance period. Benefits are contingent upon the named executive officer’s execution of a release of claims against the Company.

The Company’s severance plans were amended effective January 1, 2009. The terms of these revised plans are described above under the caption “Compensation Discussion and Analysis—Severance Plans.”

2003 Stock Plan

Options:    For all named executive officers other than Mr. Ketchum, (1) if the individual’s employment terminates for any reason other than death, disability or retirement, all of his options expire on, and cannot be exercised after, the date of his termination, (2) if the individual’s employment terminates due to death or disability, all outstanding options fully vest and continue to be exercisable for one year following his termination (or the expiration of the term of the option, if earlier), and (3) if the individual’s employment terminates due to retirement, all outstanding options fully vest and continue to be exercisable as follows: (A) in the case of options granted before 2008, until the earlier of one year following termination or the expiration of the term of the option, and (B) in the case of options granted in 2008 and later, for the period of time set forth below:

• Age 60 or sum of age and years of service is 70 or more:	Expiration of option term

• Sum of age and years of service is 65 – 69:	Earlier of 5 years following termination or expiration of option term

• Sum of age and years of service is 60 – 64:	Earlier of 1 year following termination or expiration of option term

In the case of Mr. Ketchum, with respect to options granted beginning in 2006, if his employment terminates for any reason other than death or disability or retirement, and at the same time his service on the Board of Directors terminates, all of his options expire on, and cannot be exercised after, the date of his termination. If Mr. Ketchum’s employment terminates for any reason other than death or disability or retirement, and his service on the Board continues, then the outstanding portion of all of his options will remain outstanding, will continue to vest and may be exercised in accordance with their original terms for so long as Mr. Ketchum remains a member of the Board. If Mr. Ketchum’s employment terminates due to death or disability or retirement, all of his outstanding options fully vest and continue to be exercisable for one year following his termination (or the expiration of the option term, if earlier) or, if he continues to serve on the Board, for such longer period as he remains a director (or the expiration of the option term, if earlier). The treatment of Mr. Ketchum’s options upon a subsequent termination of service on the Board would depend on whether the termination results from death, disability, retirement or other reason. Mr. Ketchum’s options awarded to him prior to 2006 contain the vesting and exercise provisions discussed above with respect to termination of employment due to death or disability, but not for retirement.

Beginning with options awarded to Mr. Ketchum in 2008, if his employment terminates due to retirement, all of his outstanding options fully vest and continue to be exercisable as described in the table above, or if he continues to serve on the Board, for such longer period as he remains a director (or the expiration of the option term, if earlier).

Restricted Stock/Restricted Stock Units:    If the named executive officer’s employment terminates for any reason other than death, disability or retirement, his restricted stock and restricted stock units that have not yet vested are forfeited. If the named executive officer’s employment terminates due to death or disability, all restrictions lapse, and all shares and units fully vest, on the date of his termination. If the named executive officer’s employment terminates due to retirement, (1) restricted stock granted before 2008 that has not yet vested is forfeited, (2) all the restrictions on restricted stock granted in 2008 lapse and such shares become fully vested and (3) the restrictions on restricted stock units lapse and such units become vested according to the following table:

• Age 65 or sum of age and years of service is 75 or more:	100% of pro rata award vests

• Sum of age and years of service is 70 – 74:	75% of pro rata award vests

• Sum of age and years of service is 65 – 69:	50% of pro rata award vests

• Sum of age and years of service is 60 – 64:	25% of pro rata award vests

(The pro rata award is determined by dividing the months of employment during the three-year vesting period by 36.)

For these purposes:

“Disability” means (as determined by the Committee in its sole discretion) the inability of the named executive officer to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which is expected to result in death or disability or which has lasted or can be expected to last for a continuous period of not less than 12 months.

“Retirement” means the named executive officer’s termination from employment with the Company and all affiliates without cause (as determined by the Committee in its sole discretion) and (i) when he is 65 or older, with respect to options granted before 2008 and restricted stock granted in 2008, and (ii) when the named executive officer has completed five years of service and either is 65, or has attained the age of 55 plus the sum of his whole and fractional years of age and service is 60 or more, with respect to options and restricted stock units granted in 2008 and later.

SERP/Deferred Compensation Plans

The vesting provisions that apply to a named executive officer’s SERP benefit and SERP Cash Account under the 2008 Deferred Compensation Plan can depend on the circumstances under which his employment terminates. See the discussion under the caption “Retirement Plans.”

SERP:    Assuming a termination of employment on December 31, 2008 for other than death, no executive officer would be entitled to a SERP benefit. However, upon a termination of employment on December 31, 2008 due to death, each named executive officer would be entitled to a special preretirement death benefit, in lieu of any retirement benefit under the SERP.

Deferred Compensation Plans:    Assuming a termination of employment on December 31, 2008 due to death or disability, each named executive officer would be entitled to the entire balance of his Plan accounts as reported in the “Aggregate Balance at Last FYE” column of the Nonqualified Deferred Compensation table, which includes the unvested and vested portions of the Plan accounts.

Change in Control

2003 Stock Plan

Enhanced benefits are available under the 2003 Stock Plan upon a change in control of the Company for employees who hold outstanding awards on such date. Upon a change in control of the Company, (1) all options become fully vested and continue to be exercisable by their terms, (2) all restrictions on restricted securities lapse and such securities are fully vested, and (3) all performance goals applicable to any award are deemed met at the highest level. These benefits do not require any termination of employment.

The tables set forth below quantify the additional benefits as described above that would be payable to each named executive officer under the termination or change in control scenarios described above.

Termination of Employment Following a Change in Control

The additional amounts set forth in this table would be payable pursuant to the ESAs, assuming a change in control of the Company and that the named executive officer became eligible for benefits following a termination of employment on December 31, 2008.

Name	Mark D. Ketchum	J. Patrick Robinson	Magnus R. Nicolin	Hartley D. Blaha	William A. Burke III	James J. Roberts
Two/Three Times Base Salary	$3,900,000	$1,100,000	$950,000	$900,000	$900,000	$1,600,000
Two/Three Times Target Bonus	4,095,000	715,000	617,500	585,000	585,000	1,040,000
Prorata Bonus	1,365,000	357,500	308,750	292,500	292,500	520,000
Accrued Unvested Retirement Benefits—SERP(1)	3,469,125	521,158	—	109,475	130,380	629,551
Accrued Unvested Retirement Benefits—Cash Account(2)	448,703	301,984	82,035	150,014	119,581	450,911
Accrued Unvested Retirement Benefits—401(k) Plan	—	—	14,132	—	—	—
Additional Accruals for Severance Period— SERP(3)	3,090,010	564,324	65,396	178,101	311,553	521,372
Additional Accruals for Severance Period—Cash Account	434,000	145,265	93,100	79,048	91,423	176,480
Additional Accruals for Severance Period—401(k) Plan	24,500	44,100	39,200	34,300	39,200	39,200
Value of Unvested Stock Options(4)	—	—	—	—	—	—
Value of Unvested Restricted Stock and Restricted Stock Units(5)	1,060,142	414,790	385,821	323,864	554,311	592,365
Welfare Benefits for Severance Period(6)	20,951	20,951	20,951	20,951	20,951	20,951
Automobile Expenses for Severance Period	43,885	34,633	40,634	38,433	35,891	35,774
Outplacement Services (6 mos.)	4,400	4,400	4,400	4,400	4,400	4,400
Tax Gross-Up (§280G)	6,062,822	1,397,632	904,691	—	954,243	—

Total	$24,018,538	$5,621,737	$3,526,610	$2,716,086	$4,039,433	$5,631,004

(1)	Accrued Unvested Retirement Benefits—SERP. Amounts in this row are equal to the present value of the accumulated unvested benefit payable to each named executive officer under the SERP as of December 31, 2008. Assumptions used in determining these amounts include a 6.25% discount rate and the RP-2000 projected to 2008 Combined Healthy Mortality Table, except using a unisex mortality table and without reduction for mortality risk before age 65, as the actuarial assumptions under the SERP.

(2)	Accrued Unvested Retirement Benefits—Cash Account. Amounts in this row represent the unvested portion of the named executive officer’s SERP Cash Account under the 2008 Deferred Compensation Plan as of December 31, 2008 (including the SERP Cash Account contribution for 2008 credited in 2009).

(3)

Additional Accruals for Severance Period—SERP.    Amounts in this row are equal to the incremental present value of the accumulated benefit payable to each named executive officer under the SERP as of December 31, 2008, resulting from crediting each individual with an additional two years of service and compensation under the SERP (5 years and seven months of service in the case of Mr. Ketchum). Assumptions used in determining these amounts include a 6.25% discount rate and the RP-2000 projected to 2008 Combined Healthy Mortality Table, except using a unisex mortality table and without reduction for mortality risk before age 65, as the actuarial assumptions under the SERP.

(4)	Value of Unvested Stock Options. The value of the stock options is based on the difference (but not less than zero) between the exercise price and the closing market price of the Company’s stock as reported in The Wall Street Journal for December 31, 2008 ($9.78).

(5)	Value of Unvested Restricted Stock and Restricted Stock Units. The value of the restricted stock and restricted stock units is based on the closing market price of the Company’s stock as reported in The Wall Street Journal for December 31, 2008 ($9.78).

(6)	Welfare Benefits for Severance Period. Amounts in this row consist of projected premiums for life, medical, dental, vision, accidental death and disability and disability policies, reduced by the amount of projected employee premiums and employee paid administrative charges, during the severance period for each named executive officer. Projections assume no increase in premiums over the severance period.

Termination of Employment—No Change in Control

The additional amounts set forth in this table would be payable to or for each named executive officer, assuming no change in control of the Company and that the named executive officer became eligible for the benefits described above following a termination of employment on December 31, 2008.

Name	Mark D. Ketchum	J. Patrick Robinson	Magnus R. Nicolin	Hartley D. Blaha	William A. Burke III	James J. Roberts
Continued Salary(1)	$1,950,000	$825,000	$712,500	$675,000	$675,000	$1,200,000
Continued Health Coverage(2)	$15,714	$15,714	$15,714	$15,714	$15,714	$15,714
Value of Unvested Stock Options(3)	—	—	—	—	—	—
Value of Unvested Restricted Stock and Restricted Stock Units(4)	$1,060,142	$414,789	$385,821	$323,865	$554,311	$592,365
SERP Benefits(5)	$5,840,849	$2,683,400	$4,532,284	$3,234,561	$2,014,632	$4,050,681
Cash Account Benefits(6)	$448,703	$301,984	$82,035	$150,014	$119,581	$450,911

(1)	Continued Salary. Amounts in this row are payable pursuant to the Company’s severance plans, assuming 18 months of severance, which is the mid-point of the range of severance provided for under the plans and is consistent with the Company’s actual practice in granting severance to executives with levels of service similar to those of the named executive officers.

(2)	Continued Health Coverage. Amounts in this row reflect continued health benefits pursuant to the Company’s severance plans and consist of projected premiums for health benefits during the severance period (including medical, dental and vision), reduced by the projected employee premiums and employee paid administrative charges. Projections assume no increase in premiums over the severance period.

(3)	Value of Unvested Stock Options. Amounts in this row represent the value (but not less than zero) of stock options that would vest upon termination of employment on December 31, 2008 due to death, disability or retirement, under the terms of the 2003 Stock Plan. The value of the stock options is based on the difference between the exercise price and the closing market price of the Company’s stock as reported in The Wall Street Journal for December 31, 2008 ($9.78).

(4)

Value of Unvested Restricted Stock and Restricted Stock Units.    Amounts in this row represent the value of the restricted stock and restricted stock units that would vest upon termination of employment on December 31, 2008 due to death, disability or retirement under the terms of the 2003 Stock Plan.

The value of the restricted stock and restricted stock units is based on the closing market price of the Company’s stock as reported in The Wall Street Journal for December 31, 2008 ($9.78).

(5)	SERP Benefits. Amounts in this row represent the death benefit payable under the SERP on account of the named executive officer’s death on December 31, 2008, as the present value of the special preretirement death benefit under the SERP paid in lieu of any retirement benefit under the SERP. Assumptions used for determining these amounts include a 6.25% discount rate and the RP-2000 projected to 2008 Combined Healthy Mortality Table, except using a unisex mortality table and without reduction for mortality risk before age 65, as the actuarial assumptions under the SERP.

(6)	Cash Account Benefits. Amounts in this row represent the unvested portion of the named executive officer’s SERP Cash Account under the 2008 Deferred Compensation Plan as of December 31, 2008 (including the SERP Cash Account contribution credited in 2009) that vests upon termination on December 31, 2008 due to death or disability.

Change in Control—No Termination of Employment

The additional amounts set forth in this table would be realized by each named executive officer under the 2003 Stock Plan, the SERP and the SERP Cash Account under the 2008 Deferred Compensation Plan, assuming a change of control of the Company occurred on December 31, 2008.

Name	Mark D. Ketchum	J. Patrick Robinson	Magnus R. Nicolin	Hartley D. Blaha	William A. Burke III	James J. Roberts
Value of Unvested Stock Options(1)	—	—	—	—	—	—
Value of Unvested Restricted Stock and Restricted Stock Units(2)	$1,060,142	$414,789	$385,821	$323,865	$554,311	$592,365
Accrued Unvested Retirement Benefits—SERP(3)	$3,469,125	$521,158	—	$109,475	$130,380	$629,551
Accrued Unvested Retirement Benefits—Cash Account(4)	$448,703	$301,984	$82,035	$150,014	$119,581	$450,911

(1)	Value of Unvested Stock Options. Amounts in this row represent the value of stock options that would vest upon a change in control on December 31, 2008, under the terms of the 2003 Stock Plan. The value of the stock options is based on the difference between the exercise price and the closing market price of the Company’s stock as reported in The Wall Street Journal for December 31, 2008 ($9.78).

(2)	Value of Unvested Restricted Stock and Restricted Stock Units. Amounts in this row represent the value of the restricted stock and restricted stock units that would vest upon a change in control on December 31, 2008 under the terms of the 2003 Stock Plan. The value of the restricted stock and restricted stock units is based on the closing market price of the Company’s stock as reported in The Wall Street Journal for December 31, 2008 ($9.78).

(3)	Accrued Unvested Retirement Benefits—SERP. Amounts in this row are equal to the present value of the accumulated unvested benefit payable to each named executive officer under the SERP as of December 31, 2008. Assumptions used in determining these amounts include a 6.25% discount rate and the RP-2000 projected to 2008 Combined Healthy Mortality Table, except using a unisex mortality table and without reduction for mortality risk before age 65, as the actuarial assumptions under the SERP.

(4)	Accrued Unvested Retirement Benefits—Cash Account. Amounts in this row represent the unvested portion of the named executive officer’s SERP Cash Account under the 2008 Deferred Compensation Plan as of December 31, 2008 (including the SERP Cash Account contribution for 2008 credited in 2009).

2008 Director Compensation

This table discloses all compensation provided to each non-employee director of the Company in 2008.

Name	Fees Earned Or Paid in Cash ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Total ($)
Thomas E. Clarke	$92,519	$110,421	$33,606	$236,546
Scott S. Cowen	$108,332	$110,421	$30,090	$248,843
Michael T. Cowhig	$109,923	$110,421	$35,315	$255,659
Elizabeth Cuthbert-Millett	$97,019	$110,421	$30,090	$237,530
Domenico De Sole	$106,594	$65,211	$7,073	$178,878
William D. Marohn	$335,790	$110,421	$30,090	$476,301
Cynthia A. Montgomery	$104,244	$110,421	$30,090	$244,755
Steven J. Strobel	$93,169	$105,199	$33,120	$231,488
Gordon R. Sullivan(1)	$36,247	$77,579	$30,090	$143,916
Michael A. Todman	$97,134	$83,476	$22,035	$202,645
Raymond G. Viault	$104,835	$110,421	$30,090	$245,346

(1)	General Sullivan. General Sullivan retired from the Board of Directors on May 6, 2008.

(2)	Stock Awards. The amount in this column consists of the dollar amount of expense recognized in 2008 for financial statement reporting purposes in respect of restricted stock awards and restricted stock units for each non-employee director (disregarding any adjustments for estimated forfeitures), and thus includes amounts attributable to awards made in both 2008 and prior years. The grant date fair value of restricted stock units awarded to each non-employee director in 2008 (except for General Sullivan, who did not receive an award), computed in accordance with FAS123(R), was equal to $100,009. See the Stock-Based Compensation footnote to the Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 for an explanation of the assumptions made by the Company in the valuation of these awards. The aggregate number of shares of restricted stock awards and restricted stock units held by each non-employee director as of December 31, 2008 was as follows: Dr. Clarke, Dr. Cowen, Mr. Cowhig, Mr. Marohn, Ms. Cuthbert-Millett, Dr. Montgomery, Mr. Strobel and Mr. Viault: 9,111 shares; Mr. De Sole: 5,018 shares; and Mr. Todman: 6,771 shares. General Sullivan did not hold any restricted stock or restricted stock units as of December 31, 2008.

(3)	Option Awards. The amount in this column consists of the dollar amount of expense recognized in 2008 for financial statement reporting purposes in respect of stock option awards for each non-employee director (disregarding any adjustments for estimated forfeitures), and thus includes amounts attributable to awards made in both 2008 and prior years. Mr. De Sole was the only non-employee director who received an option grant in 2008, and he received an option grant for 10,000 shares in connection with his joining the Board of Directors in November 2007. The grant date fair value of this award, computed in accordance with FAS 123(R), was equal to $40,200. See the Stock-Based Compensation footnote to the Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 for an explanation of the assumptions made by the Company in the valuation of this award. The aggregate number of shares issuable pursuant to options held by each non-employee director as of December 31, 2008 was as follows: Dr. Cowen, Mr. Marohn and General Sullivan: 35,066 shares; Ms. Cuthbert-Millett and Dr. Montgomery: 30,066 shares; Dr. Clarke: 29,066 shares; Mr. Cowhig: 25,066 shares; Mr. De Sole, 10,000 shares; Mr. Strobel: 21,066 shares; Mr. Todman: 15,353 shares; and Mr. Viault: 33,066 shares.

Directors of the Company who are not also employees of the Company are paid an annual retainer of $60,000 (the Chairman, Mr. Marohn, is paid an annual retainer of $300,000), plus a $2,000 fee for each Board meeting attended and a $1,000 fee for each committee meeting attended, unless the meetings are conducted by telephone, in which case the fee is $500 for each meeting. Committee chairs receive an additional $1,000 fee for each committee meeting attended in person. Each director is eligible to participate in the Company’s 2008 Deferred Compensation Plan and is permitted to defer up to 100% of director fees under the terms of that plan. The 2003 Stock Plan provides for discretionary grants to non-employee directors of stock options, stock awards and stock units.

Each non-employee director of the Company, except for General Sullivan, received a grant of 5,018 restricted stock units on the date of the 2008 Annual Meeting. The restricted stock units vest on the first anniversary of the date of grant. The number of restricted stock units granted to each non-employee director was determined by dividing $100,000 by the fair market value of a share of common stock on the date of grant.

The Company sponsors a Charitable Award Plan pursuant to which it will contribute a total of $500,000 in a Director’s name after death, to not more than two educational institutions recommended by the Director. The contributions will be paid with the proceeds of insurance on the lives of Directors participating in the Plan. The insurance is purchased and owned by the Company, which is also the beneficiary of the policy. Mr. Marohn is the only current director who participates in the Plan. Prior to 2008, the Company pre-paid all premiums on the policy, and no premiums were required to be paid in 2008.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information, as of December 31, 2008, relating to equity compensation plans of the Company under which the Company’s common stock is authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)	Weighted-average exercise price of outstanding options, warrants and rights (b)(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)(3)
Equity compensation plans approved by security holders	16,980,657	$25.84	14,853,205
Equity compensation plans not approved by security holders	N/A	N/A	N/A

Total	16,980,657	$25.84	14,853,205

(1)	The number shown in column (a) is the number of shares that, as of December 31, 2008, may be issued upon exercise of outstanding options (16,399,549 options outstanding as of December 31, 2008) and vesting of restricted stock units (581,108 restricted stock units outstanding as of December 31, 2008) under the stockholder-approved 2003 Stock Plan and 1993 Option Plan. In addition, as of December 31, 2008, there were 33,656 shares of common stock that may be issued upon exercise of outstanding stock options under Rubbermaid Incorporated plans with a weighted-average exercise price of $39.09.

(2)	Weighted-average exercise price of outstanding stock options (excludes restricted stock units, which vest at no cost to participants).

(3)	The number shown in column (c) is the number of shares that, as of December 31, 2008, may be issued upon exercise of options and other equity awards that may be granted in the future under the 2003 Stock Plan.

CERTAIN BENEFICIAL OWNERS

As of March 13, 2009, the only persons or groups that are known to the Company to be the beneficial owners of more than five percent of the outstanding common stock are:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class Outstanding
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, Maryland 21202	22,462,987	8.0	%(1)

Goldman Sachs Asset Management, L.P. 32 Old Slip New York, New York 10005	20,932,425	7.6	%(2)

FMR LLC 82 Devonshire Street Boston, Massachusetts 02109	18,747,975	6.8	%(3)

Wellington Management Company, LLP 75 State Street Boston, Massachusetts 02109	14,407,639	5.2	%(4)

(1)	As reported in a statement on Schedule 13G/A filed with the SEC on February 12, 2009 by T. Rowe Price Associates, Inc. According to the filing, T. Rowe Price Associates, Inc. has sole voting power over 4,760,999 of such shares and sole dispositive power over 22,462,987 of such shares.

(2)	As reported in a statement on Schedule 13G/A filed with the SEC on February 5, 2009 by Goldman Sachs Asset Management. According to the filing, Goldman Sachs Asset Management has shared voting power over 20,932,425 of such shares and shared dispositive power over 20,932,425 of such shares.

(3)	As reported in a statement on Schedule 13G filed with the SEC on February 17, 2009 by FMR LLC. According to the filing, FMR LLC has sole voting power over 1,150,575 of such shares and sole dispositive power over 18,747,975 of such shares. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B Voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC.

(4)	As reported in a statement on Schedule 13G/A filed with the SEC on February 17, 2009 by Wellington Management Company, LLP. According to the filing, Wellington Management Company, LLP has shared voting power over 14,018,300 of such shares and shared dispositive power of 14,407,639 of such shares.

The following table sets forth information as to the beneficial ownership of shares of common stock of each director, including each nominee for director, and each named executive officer and all directors and executive officers of the Company, as a group. Except as otherwise indicated in the footnotes to the table, each individual has sole investment and voting power with respect to the shares of common stock set forth.

	Common Stock Beneficially Owned on March 13, 2009
Name of Beneficial Owner	Number of Shares		Percent of Class Outstanding
Thomas E. Clarke	37,879	(1)(3)	*
Scott S. Cowen	47,644	(1)(2)(3)	*
Michael T. Cowhig	27,079	(1)(3)	*
Elizabeth Cuthbert-Millett	229,877	(1)(3)(5)	*
Domenico De Sole	7,018	(1)	*
Mark D. Ketchum	652,316	(1)(3)(4)	*
William D. Marohn	54,111	(1)(3)	*
Cynthia A. Montgomery	36,979	(1)(3)	*
Steven J. Strobel	20,679	(1)(3)	*
Michael A. Todman	11,841	(1)(3)	*
Raymond G. Viault	43,683	(1)(3)	*
J. Patrick Robinson	269,227	(1)(3)(6)	*
Magnus R. Nicolin	69,263	(1)(3)(6)	*
Hartley D. Blaha	321,928	(1)(3)	*
William A. Burke, III	186,979	(1)(3)	*
James J. Roberts	56,697	(7)	*
All directors and executive officers as a group	2,845,684	(1)(3)(6)	1.0

*	Represents less than 1% of the Company’s outstanding common stock.

(1)	Includes shares issuable pursuant to stock options and restricted stock units currently exercisable or exercisable or vesting within 60 days of March 13, 2009 as follows: Dr. Clarke, 27,786 shares; Dr. Cowen, 33,786 shares; Mr. Cowhig, 21,786 shares; Ms. Cuthbert-Millett, 28,786 shares; Mr. De Sole, 7,018 shares; Mr. Ketchum, 455,016 shares; Mr. Marohn, 33,786 shares; Dr. Montgomery, 28,786 shares; Mr. Strobel, 16,586 shares; Mr. Todman, 10,088 shares; Mr. Viault, 31,786 shares; Mr. Robinson, 206,575 shares; Mr. Nicolin, 24,000 shares; Mr. Blaha, 253,000 shares; Mr. Burke, 134,600 shares; and all directors and executive officers as a group, 1,828,406 shares.

(2)	Includes 1,220 shares owned by Dr. Cowen’s wife.

(3)	Includes shares of restricted stock granted pursuant to the 2003 Stock Plan as follows: each of Dr. Clarke, Dr. Cowen, Mr. Cowhig, Ms. Cuthbert-Millett, Mr. Marohn, Dr. Montgomery, Mr. Strobel and Mr. Viault, 4,093 shares; Mr. Ketchum, 108,399 shares; Mr. Todman, 1,753 shares; Mr. Robinson, 23,629 shares; Mr. Nicolin, 24,450 shares; Mr. Blaha, 18,526 shares; Mr. Burke, 28,183 shares; and all directors and executive officers as a group, 394,052 shares. All restrictions on such shares lapse on the third anniversary of the date of grant.

(4)	Includes 10,000 shares owned in a trust FBO Mr. Ketchum’s wife.

(5)	Includes 55,826 shares owned by Ms. Cuthbert-Millett as custodian for her two children.

(6)	Includes shares held by the Newell Rubbermaid 401(k) Savings and Retirement Plan over which each of the following persons has voting and investment power: Mr. Robinson, 1,019 shares; Mr. Nicolin, 5,817 shares; and all directors and executive officers as a group, 14,892 shares.

(7)	Represents ownership as of December 31, 2008, which includes shares of restricted stock (net of tax withheld) which vested on February 9, 2009. Excludes stock options forfeited pursuant to his Separation Agreement and General Release dated February 12, 2009.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors has furnished the following report to stockholders of the Company in accordance with rules adopted by the Securities and Exchange Commission.

The Audit Committee, which is appointed annually by the Board of Directors, currently consists of five directors, all of whom are “independent directors” and meet the other qualification requirements under the applicable rules of the New York Stock Exchange. The Audit Committee acts under a written charter which was most recently approved by the Board of Directors on November 12, 2008.

In accordance with rules adopted by the Securities and Exchange Commission, the Audit Committee of the Company states that:

•	The Audit Committee reviewed and discussed with management the Company’s audited financial statements for the fiscal year ended December 31, 2008.

•

The Audit Committee reviewed and discussed with Ernst & Young LLP, the Company’s independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61, as modified or supplemented (“Communications with Audit Committees”).

•

The Audit Committee received the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP the independent accountant’s independence from the Company.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the Securities and Exchange Commission.

This report is submitted on behalf of the members of the Audit Committee:

Scott S. Cowen, Chair
Michael T. Cowhig
Domenico De Sole
Steven J. Strobel
Michael A. Todman

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm

The Audit Committee has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm to audit the consolidated financial statements of the Company for the year 2009. Representatives of Ernst & Young LLP are expected to be present at the annual meeting to answer appropriate questions and, if they so desire, to make a statement. If the stockholders should fail to ratify the appointment of the independent registered public accounting firm, the Audit Committee would reconsider the appointment.

The Board of Directors unanimously recommends that you vote FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year 2009.

Fees of Independent Registered Public Accounting Firm for 2008 and 2007

Description of Fees	Amount of Fees Billed by Ernst & Young LLP in Fiscal Year 2008 (In millions)	Amount of Fees Billed by Ernst & Young LLP in Fiscal Year 2007 (In millions)
Audit Fees(1)	$5.3	$5.5
Audit-Related Fees(2)	0.6	0.2
Tax Fees	—	—
All Other Fees	—	—

(1)	Includes fees for professional services rendered for the audits of the Company’s annual consolidated financial statements and internal control over financial reporting, reviews of the consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q, statutory audits required internationally and for other services that only the Company’s independent registered public accounting firm can reasonably provide.

(2)	Includes fees for professional services rendered related primarily to audits of employee benefit plans and financial due diligence services for potential business acquisitions.

Pre-Approval Policies and Procedures of the Audit Committee

The Audit Committee has adopted a Policy for Pre-Approval of Audit and Non-Audit Services Provided by an External Audit Firm (the “Policy”). The Policy sets forth the procedures and conditions for pre-approving audit and permitted non-audit services to be performed by the independent registered public accounting firm responsible for auditing the Company’s consolidated financial statements or any separate financial statements that will be filed with the SEC.

This Policy provides that the Audit Committee may either pre-approve proposed audit and non-audit services provided by the Company’s independent registered public accounting firm based upon a description of the specific services to be provided, or on a case-by-case basis, without consideration of specific services, or on a case-by-case basis. Non-audit services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by the independent registered public accounting firm, including, among other things, due diligence services pertaining to potential business acquisitions and dispositions, certain consultations concerning financial accounting and reporting standards, financial statement audits of employee benefit plans, SAS 70 reports and closing balance sheet audits pertaining to Company dispositions. In determining whether to pre-approve a service, the Policy requires the Audit Committee to consider whether the particular service is sufficiently described so that the Audit Committee can make a well-reasoned assessment of the impact of the service on the firm’s independence and so that the pre-approval does not result in a delegation to management of the Audit Committee’s responsibility.

Additionally, the Audit Committee must consider whether the provision of each service (a) places the independent registered public accounting firm in the position of auditing its own work, (b) results in the independent registered public accounting firm acting as management or an employee of the Company or (c) places the independent registered public accounting firm in a position of being an advocate for the Company. Pursuant to the Policy, the Company may not under any circumstances engage the independent registered public accounting firm to provide any service that is prohibited by applicable law.

For the fiscal year ended December 31, 2008, no Audit-Related Fees, Tax Fees or Other Fees disclosed above were approved in reliance on the exceptions to pre-approval requirements set forth in 17 CFR 210.2-01(c)(7)(i)(C).

The Audit Committee of the Company’s Board of Directors has considered whether the provision of non-audit services by Ernst & Young LLP for the fiscal year ended December 31, 2008 is compatible with maintaining such firm’s independence.

SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE REPORTING

Based solely upon a review of reports on Forms 3, 4 and 5 and any amendments thereto furnished to the Company pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, and written representations from the officers and directors that no other reports were required, the Company believes that all of such reports were filed on a timely basis by executive officers and directors during 2008 except that due to administrative oversight Mr. Paul Boitmann filed a late Form 3 (the initial Statement of Beneficial Ownership of Securities) and a late Form 4 with respect to a purchase of Company stock. Also due to an administrative oversight, Mr. Rick Dillon filed a late Form 4 with respect to a restricted stock grant and a stock option grant.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

FOR 2010 ANNUAL MEETING

To be considered for inclusion in next year’s proxy materials, stockholder proposals to be presented at the Company’s 2010 annual meeting must be in writing and be received by the Company no later than December 4, 2009. At the 2010 annual meeting, the Company’s management will be able to vote proxies in its discretion on any proposal not included in the Company’s Proxy Statement for such meeting if the Company does not receive notice of the proposal on or before February 4, 2010.

If a stockholder does not submit a proposal for inclusion in next year’s Proxy Statement, but instead wishes to present it directly at the 2010 annual meeting, the Company’s By-Laws require that the stockholder notify the Company of such proposal in writing no later than 90 days prior to the anniversary date of the 2009 Annual Meeting, or February 4, 2010. The stockholder must also comply with the requirements of Section 2.12 of the Company’s By-Laws with respect to stockholder proposals.

Any stockholder wishing to nominate a candidate for election as a director at the Company’s 2010 annual meeting must notify the Company in writing no later than February 4, 2010. Such notice must include appropriate biographical information and otherwise comply with the requirements of the Company’s Restated Certificate of Incorporation and By-Laws relating to stockholder nominations of directors.

Notices of intention to present proposals and director nominations at the 2010 annual meeting or requests in connection therewith including requests for copies of the relevant provisions of the Company’s Restated Certificate of Incorporation or By-Laws relating to proposals and director nominations, should be addressed to Newell Rubbermaid Inc., Three Glenlake Parkway, Atlanta, Georgia 30328, Attention: Corporate Secretary.

SEC REPORTS

A copy of the Company’s 2008 annual report on Form 10-K (including the financial statements and financial statement schedules), as filed with the Securities and Exchange Commission, may be obtained without charge upon written request to the office of the Corporate Secretary of the Company at Three Glenlake Parkway, Atlanta, Georgia 30328. A copy of the Company’s Form 10-K and other periodic filings also may be obtained under the “SEC Filings” link on the Company’s website at www.newellrubbermaid.com and from the Securities and Exchange Commission’s EDGAR database at www.sec.gov.

OTHER BUSINESS

The Board of Directors does not know of any business to be brought before the annual meeting other than the matters described in the notice of annual meeting. However, if any other matters properly come before the annual meeting or any adjournment or postponement of the annual meeting, each person named in the accompanying proxy intends to vote the proxy in accordance with his judgment on such matters.

By Order of the Board of Directors,

Dale L. Matschullat
Senior Vice President—General Counsel & Corporate Secretary

April 3, 2009

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 5, 2009.

Vote by Internet

• Log on to the Internet and go to www.envisionreports.com/NWL2009

• Have your proxy card ready.

• Follow the steps outlined on the secured website.

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

• Have your proxy card ready.

• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1.	Election of Directors:
			For	Against	Abstain				For	Against	Abstain				For	Against	Abstain
01	-	Thomas E. Clarke (To serve a 3 year term)	☐	☐	☐	02	-	Domenico De Sole (To serve a 3 year term	☐	☐	☐	03	-	Elizabeth Cuthbert-Millett (To serve a 3 year term)	☐	☐	☐
			For	Against	Abstain
04	-	Steven J. Strobel (To serve a 3 year term)	☐	☐	☐

		For	Against	Abstain
2.	Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year 2009.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.	☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. If the signature is by a corporation, a duly authorized officer should sign in full corporate name. If a partnership, please sign in partnership name by an authorized person.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 - Please keep signature within the box.	Signature 2 - Please keep signature within the box.

Newell Rubbermaid encourages you to take advantage of a convenient way to vote your shares electronically, by either telephone or the Internet.

Your vote by telephone or through the Internet authorizes the proxies named on the front of this proxy card in the same manner as if you marked, signed, dated and returned the proxy card. If you choose to vote your shares by either of these electronic means, there is no need for you to mail back your proxy card. By signing this proxy card or voting by telephone or through the Internet, you acknowledge receipt of the Notice of Annual Meeting of Stockholders to be held May 5, 2009 and the Proxy Statement dated April 3, 2009.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Newell Rubbermaid Inc.

Proxy Solicited by the Board of Directors for Annual Meeting of Stockholders to be held May 5, 2009

The undersigned hereby appoints Michael R. Peterson and Dale L. Matschullat, and each of them individually, as proxies, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote at the Annual Meeting of Stockholders of NEWELL RUBBERMAID INC. to be held May 5, 2009, and at any adjournments or postponements thereof, on the election of directors and each of the other proposals listed on the reverse side.

This proxy revokes all previous proxies. The proxies named above are authorized to vote in their discretion with respect to any other matters that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. It is important that your shares are represented at this meeting, whether or not you plan to attend the meeting in person. To make sure that your shares are represented, we encourage you to sign, date and return this card, or vote your shares by using either of the electronic means described on the reverse side.

When this Proxy is properly executed, the shares to which it relates will be voted in the manner directed herein. If no direction is made, the shares will be voted FOR election of all director candidates nominated by the Board of Directors, FOR proposal (2) on the reverse side, and in the discretion of the persons named as proxies with respect to any other matters that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

(Items to be voted appear on reverse side.)